UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SOUTHWESTERN ENERGY COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2350 N. Sam Houston Parkway E., Suite 125

Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ON MAY 20, 2014

The Annual Meeting of Stockholders of Southwestern Energy Company, or the Company, will be held at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, on Tuesday, May 20, 2014, at 11:00 a.m., Central Daylight Time, for the following purposes:

(1) To elect eight directors to serve until the 2015 Annual Meeting or until their respective successors are duly elected and qualified;

(2) To ratify the appointment of PricewaterhouseCoopers LLP, or PwC, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3) To conduct an advisory vote to approve the compensation paid to our Named Executive Officers for 2013;

(4) To consider two stockholder proposals contained in this proxy statement, if properly presented at the Annual Meeting; and

(5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 28, 2014, as the Record Date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

The Company’s 2013 Annual Report, which is not part of the proxy soliciting material, is enclosed.

You are invited to attend the meeting. If you do not attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card. Alternatively, you can vote your shares by telephone or over the Internet.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of the Company or by submitting a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy you previously granted and vote in person.

By Order of the Board of Directors

JOHN C. ALE
Secretary

April 7, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2014.

The proxy statement and annual report to stockholders are available at www.swn.com

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PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2014

PROXY STATEMENT QUESTIONS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Stockholders who own shares of common stock as of March 28, 2014, the Record Date, may vote at the meeting. There were 353,054,752 shares of common stock outstanding on that date. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 2350 N. Sam Houston Parkway E., Suite 125, Houston, Texas 77032.

HOW MAY I ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting is limited to stockholders, our employees, and invited guests. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m. Central Daylight Time on the date of the Annual Meeting, and each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment and computers is not permitted in the meeting room at the Annual Meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO STOCKHOLDERS?

This Proxy Statement and accompanying proxy are first being mailed, given or made available to stockholders, on or about April 7, 2014. We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our 2013 Annual Report to Stockholders and our Proxy Statement at www.envisionreports.com/swn. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are being asked to vote on the following:

•	the election of eight directors;

•	the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2014;

•	an advisory vote to approve our executive compensation;

•	a stockholder proposal for calling special meetings of stockholders; and

•	a stockholder proposal for a methane emissions report.

The Board of Directors, or the Board, recommends a vote:

•	“FOR” the election of eight directors (Proposal No. 1);

•	“FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2014 (Proposal No. 2);

•	“FOR” the advisory vote to approve our executive compensation (Proposal No. 3);

•	“AGAINST” the stockholder proposal regarding special meetings (Proposal No. 4); and

•	“AGAINST” the stockholder proposal regarding methane emissions report (Proposal No. 5).

WHAT CONSTITUTES A QUORUM OF STOCKHOLDERS?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast as of the Record Date. Because there were 353,054,752 shares of common stock outstanding on March 28, 2014, the Record Date, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of stockholders entitled to vote at least 176,527,377 shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, or NYSE, brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner.

IF I AM THE “BENEFICIAL OWNER” OF SHARES THAT ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME? HOW ARE BROKER NON-VOTES TREATED?

Under the NYSE member rules, a member broker (that is, a member of the NYSE) that holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising their voting discretion on certain proposals without instructions from the beneficial owner, and the NYSE now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an election of directors and from voting on certain corporate governance matters without receiving specific instructions from those clients. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on Proposals 1, 3, 4 and 5 you will need to communicate your voting decisions to your bank, broker or other holder of record before May 20, 2014.

HOW ARE ABSTENTIONS TREATED?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved the matter addressed by a proposal, because an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

HOW DO I VOTE?

On April 7, 2014, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online at www.envisionreports.com/swn. Because many of our stockholders are unable or choose not to attend the meeting in person and may have limited access to the Internet, we also send proxy cards and offer electronic and telephonic voting to all of our stockholders who hold their shares in their own names (that is, whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares.

If you are the record holder of your shares, you may vote your shares (i) via the Internet, (ii) by telephone, or (iii) in person at the Annual Meeting by proxy. If your shares are held by your broker in “street name,” your broker is required to provide you with instructions for voting your shares.

Internet Access:  Record holders with Internet access may submit proxies by following the “Vote-by-Internet” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone:  Record holders may submit proxies by following the “Vote-by-Telephone” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephonic voting availability.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

Proposal No. 1 — Election of Directors: Any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the votes properly cast on Proposal No. 2 is required to ratify the appointment of PwC as our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm. Therefore, we do not expect any broker non-votes on this proposal. However, to the extent there are any broker non-votes, they will have no effect on the results of this vote.

Proposal No. 3 — An Advisory Vote to Approve Our Executive Compensation: Because Proposal No. 3 is an advisory vote, there is no minimum vote that constitutes approval of this proposal. We will consider this proposal approved if a majority of the votes properly cast are “FOR” this proposal.

Proposal No. 4 — Stockholder Proposal Regarding Special Meetings: The affirmative vote of a majority of the votes properly cast on Proposal No. 4 is required to approve this stockholder proposal. Abstentions and broker non-votes will have no effect on the results of this vote.

Proposal No. 5 — Stockholder Proposal Regarding Methane Emissions Report: The affirmative vote of a majority of the votes properly cast on Proposal No. 5 is required to approve this stockholder proposal. Abstentions and broker non-votes will have no effect on the results of this vote.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Vello A. Kuuskraa and Kenneth R. Mourton as your proxies. We solicit proxies so that as many shares as possible of common stock may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the eight director nominees, the ratification of PwC as the Company’s independent registered public accounting firm for 2014 and the proposal regarding an advisory vote on executive compensation, and “AGAINST” Proposal No. 4 and Proposal No. 5. Also, your proxy card or your vote via phone or Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

HOW DO I VOTE BY MAIL USING MY PROXY CARD?

There are three steps:

Step 1

a. Proposal No. 1

Election of a board of eight directors to serve until the next Annual Meeting or until their successors are duly elected and qualify.

To vote for a director, check the box marked “FOR” opposite the name of the director. To cast your vote against a director, mark the box “AGAINST” opposite the name of the director. If you do not wish to vote, mark the box “ABSTAIN.”

b. Proposal No. 2

Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2014.

To vote for Proposal No. 2, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

c. Proposal No. 3

An advisory vote to approve executive compensation.

To vote for Proposal No. 3, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

d. Proposal No. 4

Stockholder proposal regarding special meetings.

To vote for Proposal No. 4, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

e. Proposal No. 5

Stockholder proposal regarding methane emissions report.

To vote for Proposal No. 5, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

Step 2

Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES WILL NOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

HOW MAY I REVOKE MY PROXY AFTER I HAVE DELIVERED IT?

A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Southwestern Energy Company, 2350 N. Sam Houston Parkway E, Suite 125, Houston, Texas 77032, Attention: Secretary.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

The Company, on behalf of the Board, through its officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Morrow & Co., LLC, a proxy solicitation firm, will be assisting us for a fee of approximately $10,500 plus out-of-pocket expenses.

Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

WHEN WILL THE VOTING RESULTS BE AVAILABLE?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a current report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting. Once filed, this Form 8-K will be available on our and the SEC’s websites.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Effective as of the date of the Annual Meeting, Harold M. Korell, currently Chairman of the Company’s Board of Directors, is retiring as a director. In accordance with the Company’s bylaws, the Board has decided to reduce the number of directors to eight as of that time. At the meeting, these eight directors are to be elected to serve until the next Annual Meeting or until their respective successors are duly elected and qualified.

Voting

The shares of common stock represented by the enclosed proxy will be voted as instructed by the stockholder for the election of the nominees named below. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named below other than in the case of broker non-votes, which will be treated as described below. Our bylaws provide that, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors, other than counting for purposes of a quorum. Our bylaws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to tender his or her conditional resignation to the Chairman of the Board promptly following the certification of the vote, which resignation shall be promptly considered through a process managed by the Nominating and Governance Committee, excluding (other than in certain limited circumstances set forth in our bylaws) any nominees who did not receive a majority vote. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares of common stock represented by the enclosed proxy may be voted for such other person as the Board may recommend. The Company does not expect that any nominee will be unavailable for election.

The Board, upon the recommendation of the Nominating and Governance Committee, has proposed the eight nominees set forth below for election as directors. All nominees for director are presently directors of the Company. Certain information concerning the nominees is set forth below.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD AS SET FORTH IN THIS PROPOSAL.

Nominees for Election

JOHN D. GASS — Mr. Gass is a former Vice President of Chevron Corporation and President of Chevron Gas and Midstream, a position he held from 2003 until his retirement in 2012. In this role, he was responsible for Chevron’s global natural gas marketing and trading activities, as well as Chevron’s pipeline, power and worldwide shipping operations. Mr. Gass began his career in 1974 in Chevron’s Gulf of Mexico business unit in New Orleans, and over the next 38 years held positions of increasing responsibility both domestically and abroad in engineering, operations and executive management at the company. Prior to his most recent position, Mr. Gass served as the Managing Director of Chevron’s Southern Africa Strategic Business Unit from 2001 to 2003 where he was responsible for Chevron’s exploration and production operations in Angola and neighboring countries. From 1996 to 2000, Mr. Gass was Managing Director of Chevron’s Australasia Strategic Business Unit, where he was responsible for Chevron’s upstream activities in Australia and Papua New Guinea. Mr. Gass served as a director of Sasol Chevron Holdings Ltd from 2003 to 2010 and GS Caltex Corporation from 2004 to 2008. Mr. Gass graduated from Vanderbilt University in 1974 with a bachelor’s degree in civil engineering and later obtained a master’s degree in civil engineering from Tulane University in 1978. He has served on the Board and the Compensation Committee of Weatherford International, Ltd. since June 2013 and the Board of Suncor Energy Inc. since February 2014. He is a member of the American Society of Civil Engineers and the Society of Petroleum Engineers. Mr. Gass is 62 years old and first became a director of the Company in 2012.

The Nominating and Governance Committee, in reviewing and assessing Mr. Gass’s contributions to the Board, determined that his experience as an executive of a leading multinational exploration and production company with midstream operations will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

CATHERINE A. KEHR — Ms. Kehr retired in 2006 as a Senior Vice President and Director of Capital Research Company, a division of The Capital Group Companies, one of the world’s largest investment management organizations and manager of the American Funds. From 1997 to 2006, she was an investment analyst and fund manager with responsibility for global energy equities for The Capital Group Companies. From 1992 to 1997, she was an investment analyst and fund manager with responsibility for global energy high yield debt for The Capital Group Companies. Prior to her tenure with The Capital Group Companies, she held various managerial positions at Atlantic Richfield Company and Payden & Rygel. In 2001, the Reuters Survey ranked Ms. Kehr among the top 10 individual U.S. fund managers. Ms. Kehr received a Bachelor of Arts from Yale University and an MBA from The Wharton School of the University of Pennsylvania. Ms. Kehr holds the Chartered Financial Analyst designation. Ms. Kehr is 51 years old and was first elected to the Company’s Board in 2011.

The Nominating and Governance Committee, in reviewing and assessing Ms. Kehr’s contributions to the Board, determined that her experience as an executive of an investment firm, her experience as an investment analyst and portfolio manager, her financial expertise and her global energy experience will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

GREG D. KERLEY — Mr. Kerley retired as Executive Vice President and Chief Financial Officer of the Company on October 1, 2012. Mr. Kerley joined the Company in 1990 as Controller and Chief Accounting Officer and has more than 30 years of oil and gas industry experience. He also served the Company as Treasurer and Secretary before he was named Senior Vice President and Chief Financial Officer in 1998. He served as an Executive Vice President from 1999 to 2012. Mr. Kerley also became a director of the Company in August 2010. Before joining the Company, Mr. Kerley held senior financial and accounting positions at Agate Petroleum Inc. and was a manager for Arthur Andersen LLP specializing in the energy sector. Mr. Kerley graduated from Oklahoma State University with a bachelor’s degree in accounting. He is a retired certified public accountant and is a member of the American Institute of Certified Public Accountants. He is also a member of the Independent Petroleum Association of America. Mr. Kerley is 58 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kerley’s contributions to the Board, determined that his experience as the Chief Financial Officer, his prior accounting, financial and oil and gas industry experience and his involvement in industry associations complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

VELLO A. KUUSKRAA — Mr. Kuuskraa is the President and Chairman of the Board of Directors of Advanced Resources International, Inc., a privately held geological and engineering technical services company located in Arlington, Virginia, which he has led since 1991. He is internationally recognized for his work in unconventional gas resources, energy economics, supply modeling and new oil and gas recovery technologies. Mr. Kuuskraa served on the United States Secretary of Energy’s Natural Gas Supply Task Force, was a member of the National Academy of Sciences Study Committee for defining the National Energy Modeling System and has testified before the Federal Energy Regulatory Commission on the outlook for natural gas supplies. He has published over 100 technical papers, reports and presentations on energy resources and future natural gas supplies. Mr. Kuuskraa is a recognized expert on the technologies of tight gas and shale gas recovery. He is also a recognized expert on the technologies of coalbed methane and enhanced oil recovery and their adaptation for carbon dioxide sequestration. Mr. Kuuskraa is 73 years old and was first elected to the Company’s Board in 2003.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kuuskraa’s contributions to the Board, determined that his geological and engineering background, his demonstrated knowledge of the natural gas industry as well as his leadership experience as President and Chairman of the Board of an internationally recognized geological and engineering advisory firm will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

KENNETH R. MOURTON — Mr. Mourton is an Attorney at Law with and Managing Principal Attorney of the firm of Ball and Mourton, Ltd., PLLC, Fayetteville, Arkansas, where he has practiced since 1975. He is a certified public accountant (inactive) and owns and operates several businesses in various states related to beer distribution, lodging, warehousing and travel. He is the Chairman of the Razorback Foundation and is also a member of the Board of Directors of the Arkansas Rural Endowment Fund, a non-profit corporation created by the State of Arkansas to help lower income, rural Arkansas children obtain college and university educations. Mr. Mourton is 63 years old and was first elected to the Company’s Board in 1995.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mourton’s contributions to the Board, determined that legal and accounting background, his considerable business experience and his knowledge of matters in the State of Arkansas, where the Company has significant assets, will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

STEVEN L. MUELLER — Mr. Mueller is the President and Chief Executive Officer of the Company, a position he has held since May 19, 2009. Prior to that, from June 2, 2008, Mr. Mueller served as the President and Chief Operating Officer of the Company. He joined the Company from CDX Gas, LLC, a privately owned company where he was employed as Executive Vice President from September 2007 to May 2008. From 2001 until its acquisition by Forest Oil in 2007, Mr. Mueller served first as the Senior Vice President and General Manager Onshore and later as the Executive Vice President and Chief Operating Officer of The Houston Exploration Company. Mr. Mueller has over 30 years of experience in the oil and gas industry and served in multiple operational and managerial roles at Tenneco Oil Company, Fina Oil Company, American Exploration Company and Belco Oil & Gas Company. Mr. Mueller has a degree in geologic engineering from the Colorado School of Mines. Mr. Mueller first became a director of the Company in July 2009. Mr. Mueller is 61 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mueller’s extensive experience in the oil and gas industry, determined that his role as the Company’s President and Chief Executive Officer coupled with his past executive and industry experience will complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

ELLIOTT PEW — Mr. Pew retired in 2010 as Chief Operating Officer of Common Resources, LLC, a Houston-based exploration and production company. Mr. Pew was a co-founder of Common Resources, LLC and served as Chief Operating Officer from 2007 until the company was sold in 2010. Prior to his employment by Common Resources, LLC, Mr. Pew was Executive Vice President — Exploration at Newfield Exploration Company, where he led Newfield’s diversification efforts onshore in the late 1990’s in addition to leading the company’s exploration program, including the formation of the deep water Gulf of Mexico business unit. Prior to his work at Newfield, Mr. Pew was with American Exploration Company, a natural resource exploration and production company, where he served as Senior Vice President — Exploration in 1997, as Vice President Exploration from 1993 to 1996 and Senior Geophysicist from 1992 to 1993. Mr. Pew has served as a director for Enerplus Corporation, a North American energy producer, since 2010, including current positions as a member of its audit and risk management committee and chairman of its reserves committee. Mr. Pew also currently serves as a director of Common Resources III, a private exploration and production company. Mr. Pew first became a director of the Company in 2012 and is 59 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Pew’s contributions to the Board, determined that his experience as an executive and director of other oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

ALAN H. STEVENS — Mr. Stevens has an extensive background in domestic and international oil and gas exploration and production. He has over 38 years of experience in various managerial, geological and geophysical positions at Occidental Petroleum Corporation, Tenneco Oil Company and Exxon Corporation. Mr. Stevens was a director of Derek Oil & Gas Company from 2004 through 2010. He is also a former President and Chief Operating Officer of the Company’s subsidiaries Southwestern Energy Production Company and SEECO, Inc., positions from which he retired in 2001. He received both a Bachelor of Science degree and a Master of Science degree in Geological Engineering from Michigan Technological University, and attended the UCLA Executive Management Program. Mr. Stevens is 69 years old and was first elected to the Company’s Board in 2010.

The Nominating and Governance Committee, in reviewing and assessing Mr. Stevens’ contributions to the Board, determined that his past executive experience and experience as director of other oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

Corporate Governance

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. In the past few years, as part of our ongoing efforts to improve our governance practices, we have implemented a number of new policies, including a majority vote for director elections, director stock ownership guidelines (included in our Corporate Governance Guidelines), officer stock ownership guidelines (discussed in “Compensation Discussion and Analysis” below) and a political contributions policy (available on our website under “Corporate Governance”). We also continually review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules and regulations of the SEC and all new and proposed listing and compliance standards of the NYSE, on which our common stock is listed, to ensure compliance with all applicable requirements. The corporate governance policies implemented by us to meet these requirements are available on our website, www.swn.com, under the section “Corporate Governance” and include our:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Corporate Governance Guidelines, which include a majority vote for director elections and our director stock ownership guidelines;

•	Business Conduct Guidelines;

•	Political Contributions Policy;

•	Code of Ethics for Section 406 Officers;

•	Confidential Complaint Procedures for Questionable Accounting Practices;

•	Non-Retaliation Policy; and

•	Procedures for Contacting the Board/Presiding Director.

Copies of all of these documents are also available in print free of charge to any stockholder upon request to our Investor Relations Department located at our corporate headquarters and reachable at (281) 618-4700.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee of our Board has been delegated the responsibility of selecting candidates for Board membership and for extending invitations to join the Board. The Nominating and Governance Committee is responsible for screening candidates (in consultation with the Chief Executive Officer, or CEO), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board at the Annual Meeting. After a concurrent review of all candidates by the Nominating and Governance Committee and the CEO, various directors interview the potential candidates and report their conclusions to the Nominating and Governance Committee, together with a recommendation of final candidates for interview by the members of the Nominating and Governance Committee. The Nominating and Governance Committee then interviews the final candidates and recommends to the full Board candidates for election based upon the results of the interview. Final approval of any candidate is made by the full Board. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards.

The Board recognizes the importance of soliciting new candidates for membership on the Board and that the needs of the Board, in terms of the relative experience and other qualifications of candidates, may change over time. Candidates for membership on the Board may be suggested by any director or stockholder, and the Board may retain professional search firms to identify suitable candidates. Stockholders may nominate candidates for directors by following the procedures described below under “Stockholder Nominations.”

Selection Criteria for Nominees for Directors

Each member of the Board is expected to bring a valuable and often different perspective to the governance of the Company. When these differing skill sets are combined in an environment of interaction and respect, they give a greater overall skill set to the Board and provide a strong governance structure. Our Corporate Governance Guidelines, which are available on our website at www.swn.com under “Corporate Governance,” set forth certain criteria that apply to the selection of director candidates:

•	Each director nominee should be an individual of the highest character and integrity and have the ability to work well with others;

•	Each director nominee should have an inquiring mind, vision and good judgment;

•	Each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each director nominee should possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director;

•	Each director nominee’s skill set should be complementary to the background and experience of other Board members;

•	Each director nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each director nominee should have the capacity and desire to represent the balanced, best interests of all stockholders and objectively appraise management performance.

The Nominating and Governance Committee evaluates the qualifications of each director candidate against the foregoing criteria in connection with its recommendation to the Board concerning each nomination for election or re-election as a director, including members of the Nominating and Governance Committee. The Nominating and Governance Committee, with direct input and advice from our CEO, is responsible for assessing the appropriate mix of skills and characteristics required of Board members based on the Board’s perceived needs at a given point in time and periodically reviews and updates the foregoing criteria as deemed necessary. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. Any search firm retained to assist the Nominating and Governance Committee in seeking candidates will be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.

Each director’s continuation on the Board is reviewed before that director is considered for re-election at the expiration of his or her term. In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee, in consultation with the CEO, reviews and assesses the contributions of those directors selected for re-election. At the conclusion of this process, the Chairman of the Nominating and Governance Committee reports the Nominating and Governance Committee’s conclusions to the full Board.

Stockholder Nominations

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. Such nominations must be made pursuant to timely notice in writing to the attention of the Secretary of the Company, Southwestern Energy Company, 2350 N. Sam Houston Parkway E. Suite 125, Houston, Texas 77032.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 or more than 75 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. As set forth in more detail in our bylaws, the written notice must set forth (a) as to each nominee whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company which are owned, beneficially or of record, by the nominee, (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors in a contested election pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder and (v) a description of all direct and indirect compensation; and (b) as to the stockholder giving the notice, and each beneficial owner, if any, on whose behalf the nomination is made, (i) the name and record address of the stockholder, as they appear in the Company’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between such stockholder and any such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which nominations are to be made by such stockholder, (iv) to the extent not required by any of the above, any disclosure that would be required pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act if applicable to such stockholder and such beneficial owner and any other information relating to such stockholder and beneficial owner that is required to be disclosed in solicitations for proxies for election of directors in a contested election pursuant to Schedule 14A under the Securities Exchange Act; and (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

It is the policy of the Nominating and Governance Committee to consider properly submitted stockholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to address the criteria set forth above under “Selection Criteria for Nominees for Directors.”

Director Independence

As set forth in the Company’s “Corporate Governance Guidelines,” which are available on our website at www.swn.com under “Corporate Governance,” it is the policy of the Board that a majority of the members of the Board be independent of the Company’s management. For a director to be deemed “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or its affiliates (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its affiliates) or any member of the executive management of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards as required by the NYSE. Under the Board’s independence standards, a director will not be deemed independent if he or she:

•	is, or within the past three years has been, employed by the Company or any of its affiliates;

•	has an immediate family member who is, or within the past three years has been, an officer of the Company or any of its affiliates;

•	has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	has an immediate family member who has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding compensation for service as a non-officer employee of the Company;

•	(A) is a partner or an employee of a present or former independent registered public accounting firm of the Company or any of its affiliates; (B) is the immediate family member of a current partner of any such firm, or a current employee of such firm who personally works on the Company’s audit; or (C) within the past three years, has been a partner or employee of any such firm or has any immediate family member who has been a partner of such firm or an employee of any such firm, and personally worked on the Company’s audit;

•	is, or has an immediate family member who is, currently employed (or within the last three years has been employed) as an officer of another entity where any executive officer of the Company or any of its affiliates serves (or served) on the compensation committee of such entity; or

•	is a current employee, or has an immediate family member who is an officer, of any entity that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three fiscal years of such entity exceeds the greater of $1,000,000, or 2% of the entity’s consolidated gross revenues.

Contributions to tax-exempt entities are not considered to be payments for purposes of the foregoing standards, but are considered in determining whether a director has a material relationship with the Company. None of the contributions made by the Company to tax exempt organizations in which one of our independent directors serves as an officer exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues in any single fiscal year within the preceding three years.

Our Board has determined that the following nominees for director, comprising a majority of the Board, qualify as independent under the applicable NYSE standards: John D. Gass, Catherine A. Kehr, Vello A. Kuuskraa, Kenneth R. Mourton, Elliott Pew and Alan H. Stevens.

The Board’s Role in Risk Management, Including Risk Assessment Related to Our Compensation Structure

The Board, which is elected by the stockholders, is the ultimate decision making body of the Company, except with respect to matters reserved to the stockholders. The Board selects the CEO and certain other members of the executive management of the Company, who are charged with directing the Company’s business. The primary function of the Board is therefore oversight — defining and enforcing standards of accountability that enable executive management to execute their responsibilities fully and in the interests of stockholders. Consistent with that function, one of the primary responsibilities of the Board is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. Although each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board has delegated to the Audit Committee, which is comprised solely of independent directors, oversight responsibility relating to the evaluation of our enterprise risk issues. In this connection, the Audit Committee discusses with management, the internal auditor (or internal audit service provider) and the independent auditors (i) the Company’s major risk exposures (whether financial, operating or otherwise), (ii) the steps management has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies) and manage legal compliance programs, and (iii) such other considerations as may be relevant to their respective audits. In addition, at least annually, the entire Board engages in a review of the Company’s strategic plan and the principal current and future risk exposures of the Company and the corporate compliance officer also discusses with the Board the focus and results of the Company’s semi-annual legal compliance program conducted for employees in all locations.

In addition to the Audit Committee’s oversight role in evaluating enterprise risk issues, our Compensation Committee evaluates the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. The evaluation conducted by the Compensation Committee is discussed on page 22 under “Our Compensation Policies and Practices as Related to Our Risk Management.”

Additionally, the Nominating and Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility.

Board Leadership Structure, Presiding Director and Executive Sessions

On December 5, 2013, Harold M. Korell, Chairman of the Board, informed the Board that he will not stand for reelection at the May 2014 annual meeting of stockholders. The Board intends at that time to elect Steven L. Mueller, the Company’s President and Chief Executive Officer, as Chairman while continuing as CEO. For most of the Company’s history, our Board leadership has been structured to have our CEO also act as the Chairman of the Board. The Board believes that returning to this practice is the most effective leadership structure for the Company at this time and will serve the Company and its stockholders well. The Board may modify the leadership structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

In addition to the foregoing, because the current Chairman of the Board is a former officer of the Company, the Board has designated a role of “Presiding Director” as part of the Board’s leadership structure and will do so when our CEO becomes Chairman. One of the Company’s non-management directors (as defined by the rules of the NYSE) serves as the “Presiding Director” of executive sessions of the non-employee directors of the Company, which are held at every meeting of the Board. The Presiding Director is appointed by the non-employee directors each year at the Annual Meeting of the Board, which is generally held in May. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions shall include such topics as the participating directors shall determine. The Presiding Director acts as the chair of all executive sessions and is responsible for coordinating the activities of the other outside directors, as required by our corporate governance guidelines and the NYSE listing standards. The Presiding Director also acts as the liaison director for any informal, confidential communications with the CEO outside of the normal committee and Board procedures. Mr. Vello A. Kuuskraa is the current Presiding Director.

Committees of the Board of Directors

The Board held eight meetings in 2013, two of which were telephonic. Seven of the eight meetings were attended by all of the directors then in office. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Until April 2013, the Board had a fourth standing committee: the Retirement Committee. Please see below under “Retirement Committee” for further discussion on the dissolution of this committee. The Audit, Compensation, and Nominating and Governance committees are comprised solely of independent directors in accordance with NYSE corporate governance listing standards. The charter of each of these committees complies with requirements of the NYSE, the Sarbanes-Oxley Act of 2002 and applicable SEC rules. In addition, the Board may from time to time authorize additional ad hoc committees, as it deems appropriate. The Board also has an ad hoc Technical Committee that was established in February 2013.

Audit Committee — The Audit Committee is composed entirely of non-employee members of the Board, each of whom satisfies the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act, is “independent” and “financially literate” as defined by NYSE rules and meets the

Company’s independence standards. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies. In addition, the Board has determined that Kenneth R. Mourton, Audit Committee Chairman, a certified public accountant (inactive), is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and is “independent” as defined by Item 407(d)(5)(i)(B) of Schedule 14A under the Exchange Act. The Audit Committee also includes John D. Gass, Catherine A. Kehr and Vello A. Kuuskraa. During 2013, the Audit Committee held four meetings, all of which were attended by all then-serving members of the Audit Committee.

The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for the engagement of, and overseeing all audit work conducted by, the independent registered public accounting firm, including the pre-approval of the current year audit and non-audit fees, or the Pre-Approval Policy. The Audit Committee is governed by a charter that has been approved by the Board. The Audit Committee meets periodically with the Company’s management, internal auditor and independent registered public accounting firm to review the Company’s financial information and systems of internal controls and ensure such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and periodically meets with the Audit Committee without management representatives present. The Audit Committee maintains an internal audit function that provides management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal controls and the Audit Committee periodically meets with the internal auditor without management representatives present. The Audit Committee also meets with the Company’s independent petroleum engineering firm once a year to review the results of their audit of the Company’s reserves.

Compensation Committee — The Compensation Committee is governed by a charter that has been approved by the Board. Vello A. Kuuskraa (Chairman), Elliott Pew and Alan H. Stevens presently serve on this committee. The Compensation Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Compensation Committee is responsible for establishing officer compensation and discretionary awards under the various incentive plans. The Compensation Committee engaged Ernst & Young, LLP until April 2013 and Meridian Compensation Partners, LLC from April 2013 to the present as its independent compensation consultant to advise it on all compensation matters related to our executive management. After review and consultation with both E&Y and Meridian, the Compensation Committee has determined that no conflict of interest arose from the work performed during the year ended December 31, 2013. Additionally, both compensation consultants were independent during the course of their respective engagements and the Compensation Committee has determined that Meridian is currently independent. During 2013, the Compensation Committee held five meetings, each of which was attended by all then-serving members of the Compensation Committee.

Nominating and Governance Committee — The Nominating and Governance Committee is governed by a charter that has been approved by the Board. Catherine A. Kehr is the Chair of the Nominating and Governance Committee and the other members are John D. Gass and Kenneth R. Mourton. The Nominating and Governance Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Nominating and Governance Committee considers candidates for nomination for Board positions, including qualified candidates recommended by stockholders as discussed above under “Identifying and Evaluating Nominees for Director,” and oversees the Company’s corporate governance matters and practices. The Nominating and Governance Committee is responsible for recommending non-management director compensation for approval by the Board. The Nominating and Governance Committee has engaged Ernst & Young, LLP until April 2013 and Meridian Compensation Partners, LLC from April 2013 to the present as its independent compensation consultant to advise it on non-management director compensation. During 2013, the Nominating and Governance Committee held two meetings, each of which was attended by all then-serving members of the Nominating and Governance Committee.

Retirement Committee — The Retirement Committee was a standing committee of the Board until April 2013. It was governed by a charter that had been approved by the Board. Charles E. Scharlau (Chairman), Lewis E. Epley, Jr., Kenneth R. Mourton, Catherine A. Kehr and Greg D. Kerley served on this committee; Messrs. Scharlau and Epley retired from the Board in May 2013. The Retirement Committee was responsible for administering the Company’s pension and retirement plans and for recommending retirement policy to the Board. During 2013, the Retirement Committee held two meetings, each of which was attended by all members of the Retirement Committee. At the April 2013 meeting of the Board, the Retirement Committee was dissolved and its functions assumed by the Compensation Committee.

Ad Hoc Technical Committee — The purpose of the Technical Committee is to review and assess, and assist the Board in reviewing and assessing potential acquisitions and strategic investments being considered by management. The ad hoc Technical Committee met three times during 2013. Messrs. Pew and Mueller are Co-Chairmen of the Technical Committee and serve along with Messrs. Korell, Kuuskaa and Stevens.

Communications With Non-Employee Directors

The Board provides a process for stockholders and other interested persons to send communications to the Presiding Director, the non-employee directors as a group or any of the other directors, including the entire Board. Stockholders and other interested persons may send written communications to the non-employee directors, the Presiding Director or any of the other directors to the attention of the Secretary of the Company, Southwestern Energy Company, 2350 N. Sam Houston Parkway E., Suite 125, Houston, Texas 77032. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Attendance at Board Meetings and Annual Meeting

We expect members of the Board to attend all meetings. During 2013, each of the Company’s current directors attended at least 75 percent of all meetings of the Board and committees on which he or she was a member.

It is our policy that director nominees who are currently directors should attend the Annual Meeting of Stockholders. Each member of the Company’s Board attended the 2013 Annual Meeting of Stockholders.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, or PwC, as the independent registered public accounting firm of the Company for 2014. PwC has been the independent registered public accounting firm of the Company since its selection, based upon recommendation of the Audit Committee, on June 20, 2002.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF PWC.

Vote Required

Ratification requires the affirmative vote of a majority of the shares properly cast at the meeting. Abstentions and broker non-votes are not votes cast and therefore will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain PwC. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Relationship with Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2013 and 2012, and fees billed for other services rendered by PwC during those years.

	2013	2012
Audit Fees(1)	$1,616,800	$1,559,724
Audit-Related Fees(2)	239,900	50,000
Tax Fees(3)	32,613	76,844
All Other Fees	—	—

Total	$1,889,313	$1,686,568

(1)	The Audit Fees for the years ended December 31, 2013 and 2012 were for professional services rendered for the integrated audits of the Company’s internal controls and consolidated financial statements, reviews of the quarterly financial statements, subsidiary audits, services related to the issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(2)	Audit-Related Fees for the years ended December 31, 2013 and 2012 were for services related to accounting consultations and internal control reviews, respectively.

(3)	Tax Fees for the years ended December 31, 2013 and 2012 were for services related to the review of federal and state tax returns, tax planning and consultation.

The Audit Committee pre-approves all audit services and non-audit (i.e., audit-related, tax and other) services (including the fees and terms thereof) to be performed by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the Pre-Approval Policy established by the Audit Committee, the form of which was included in our 2013 proxy statement. The Audit Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee receives periodic reports from the independent registered public accounting firm as required by the Independence Standards Board regarding the auditors’ independence, which is not less frequently than annually. The Audit Committee discusses these reports with the auditors, and if so determined by the Audit Committee, takes appropriate action to satisfy itself of the independence of the auditors. The Audit Committee reviews the performance of the Company’s independent registered public accounting firm annually. In doing so, the Audit Committee consults with management and the internal auditor and obtains and reviews a report by the independent registered public accounting firm describing (i) their internal quality-control procedures, (ii) material issues raised by their most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years, (iii) the response of the independent registered public accounting firm with respect to any such issues and (iv) all relationships between the independent registered public accounting firm and the Company. The Audit Committee ensures rotation of the audit partners as required by applicable law and listing standards.

The Audit Committee approved all non-audit services for 2013. The Audit Committee also determined that the provisions of the services by PwC described above under “All Other Fees” are compatible with maintaining the independence of PwC.

Representatives of PwC will be present at the Annual Meeting and will have an opportunity to make a statement to stockholders if they so desire. The representatives will also be available to respond to questions from stockholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The charter of the Audit Committee describes in greater detail the full responsibilities of the Audit Committee and is available on the Company’s website at www.swn.com.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2013, and management’s assessment and report on internal controls over financial reporting with management and PricewaterhouseCoopers LLP, or PwC, the Company’s independent registered public accounting firm. The Audit Committee also reviewed and discussed with PwC its review and report on the Company’s internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. PwC is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board in the United States, or PCAOB, and issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussion with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating and, when appropriate, replacing the Company’s independent audit firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

In this context, the Audit Committee discussed with the Company’s internal auditors and PwC the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T.

In addition, the Audit Committee discussed with PwC its independence, considered the compatibility of non-audit services with the auditors’ independence and received and reviewed the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that (i) the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission; (ii) PwC meets the requirements for independence; and (iii) the appointment of PwC for 2014 be submitted to the stockholders for ratification.

February 24, 2014

Members of the Audit Committee

KENNETH R. MOURTON, CHAIRMAN

JOHN D. GASS

CATHERINE A. KEHR

VELLO A. KUUSKRAA

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy that governs the approval of transactions with related parties, including, among others, officers, directors and their immediate family members. The related party transaction policy applies to any potential related party transaction other than a transaction involving less than $5,000 or involving compensation by the Company of a related party who is a director or officer. Under the Company’s related party transaction policy, directors and officers are required to bring any possible related party transaction to the attention of the Company’s General Counsel. The Board has determined that the Audit Committee is best suited to review such transactions. At the first regularly scheduled Audit Committee meeting in each calendar year, management recommends transactions to be entered into by the Company for that calendar year with related parties, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee approves or disapproves such transactions. At each subsequently scheduled meeting, management updates the Audit Committee as to any material change to those proposed transactions. In the event management recommends any additional transactions subsequent to the first calendar year meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee; provided that if a transaction is not so ratified, management must cancel or annul such transaction.

Pursuant to the policy, the Audit Committee has reviewed and established a standing pre-approval for each of the following types of transactions:

1. Any employment by the Company of an executive officer of the Company or any of its subsidiaries if: the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC regarding compensation disclosure requirements (generally applicable to “named executive officers”) and is approved (or recommended to the Board for approval) by the Company’s Compensation Committee; or the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;

2. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K;

3. Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

4. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts;

5. Any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

6. Reimbursement or payment of expenses of a related party who is an officer or director pursuant to the Company’s travel and business expense reimbursement policies;

7. Transactions available to all employees generally; or

8. Transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year.

Unless otherwise deemed to be pre-approved under the policy, the Audit Committee reviews each related party transaction of which it becomes aware and may approve or ratify a related party transaction if the Audit Committee determines the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Audit Committee, in discharging its authority to review and approve related party transactions, must (i) review with management any decisions to undertake a significant collaboration or business dealing that may directly or indirectly benefit a related party; (ii) establish guidelines for management to follow in its ongoing dealings with related parties; (iii) periodically review and assess ongoing relationships with related parties to ensure compliance with the Audit Committee’s guidelines and directives and to ensure the continuation of such relationship remains fair to the Company; and (iv) analyze and assess applicable potential conflicts of interests and usurpation of corporate opportunities. The Audit Committee reports periodically to the Board on the nature of the related party transactions that have been presented to the Audit Committee and the determinations that the Audit Committee has made with respect to those transactions.

CERTAIN TRANSACTIONS

The Company employs our director Greg Kerley’s son-in-law, James Durant, a Production Engineer, who was paid total compensation of $142,619 in fiscal year 2013. Mr. Durant was a full-time employee of the Company before his marriage to Mr.  Kerley’s daughter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and more than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except that John D. Gass had late Form 4 filings in 2013. The manager of an investment account held by Mr. Gass, contrary to Mr. Gass’s instructions, purchased a total of 118 shares of Company stock in that account over a period of several months during 2013 and sold those shares more than six months later, during the first quarter of 2014, for a total gain of $607.54. Mr. Gass was unaware of these transactions at the time they occurred and therefore did not report them; however, he reported the 2013 purchases on a timely filed Form 5 and the 2014 sales on a Form 4 promptly upon becoming aware of their occurrence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons were known by the Company to beneficially own more than 5% of the Company’s common stock as of December 31, 2013 based on their filing of a Schedule 13G with the SEC under the Exchange Act:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	36,750,443(1)	10.4%

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	23,109,730(2)	6.6%
Common Stock	Sands Capital Management, LLC 1101 Wilson Blvd., Suite 2300 Arlington, Virginia 22209	21,660,444(3)	6.2%

(1)	The Schedule 13G filed by Capital World Investors stated that it had sole voting power and sole dispositive power with respect to these shares.

(2)	The Schedule 13G/A filed by BlackRock, Inc. stated that it is the parent holding company or control person of the entities holding these shares and that it had sole power to vote or to direct the vote of 20,095,794 shares, and sole power to dispose or to direct the disposition of 23,109,730 shares.

(3)	The Schedule 13G filed by Sands Capital Management, LLC stated that it is the parent holding company or control person of the entities holding these shares and that it had sole power to vote or to direct the vote of 16,338,759 shares, and sole power to dispose or to direct the disposition of 21,660,444 shares.

SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

The following table sets forth information as of March 28, 2014, with respect to the beneficial ownership of the Company’s common stock by each director, nominee and each executive officer named in the Summary Compensation Table, whom we collectively refer to as our Named Executive Officers, or NEOs, and by all directors, nominees and executive officers as a group.

	Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares Owned Directly	Shares Owned 401(k)	Restricted Stock Outstanding (Voting Power)	Options Exercisable	Total Number of Shares of Common Stock	Percent of Class

Named Executive Officers:
Steven L. Mueller	105,089	-	95,898	282,136	483,123	*
R. Craig Owen	9,849	334	26,496	34,609	71,288	*
William J. Way	54,894	-	88,430	109,364	252,688	*
Mark K. Boling	396,843	-	34,565	107,456	538,864	*
Jeffrey B. Sherrick	12,514	-	22,443	53,005	87,962	*

Directors and Nominees:
John D. Gass	600	-	5,237	1,623	7,460	*
Catherine A. Kehr	16,655	-	6,792	5,789	29,236	*
Greg D. Kerley	320,950 (1)	-	16,087	94,756	431,793	*
Harold M. Korell	2,219,610	-	6,930	182,190	2,408,730	*
Vello A. Kuuskraa	109,928	-	6,930	24,369	141,227	*
Kenneth R. Mourton	294,814 (2)	-	6,930	13,099	314,843 (2)	*
Elliott Pew	975	-	6,362	2,623	9,960	*
Alan H. Stevens	4,267	-	7,105	9,139	20,511	*
All directors, nominees and executive officers as a group (20 persons)	3,661,020 (3)	3,468	382,007	1,080,583	5,127,078	1.45%

*	Less than one percent of class.

(1)	Includes 61,958 shares beneficially owned by Mr. Kerley that are currently pledged as security and were pledged as security prior to the adoption of the anti-pledging policy on March 18, 2013.

(2)	Includes 269,595 shares beneficially owned by Mr. Mourton that are currently pledged as security and were pledged as security prior to the adoption of the anti-pledging policy on March 18, 3013.

(3)	Includes 331,553 shares beneficially owned by all directors, nominees and executive officers as a group that have been pledged as security.

EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2013, concerning outstanding stock options under all of the Company’s equity compensation plans, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plans:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders(1)	3,313,443	$35.70	18,508,746

(1)	Consists of the Southwestern Energy Company 2004 Stock Incentive Plan and the Southwestern Energy Company 2013 Incentive Plan. Shares remaining available for issuance may be issued only under the Southwestern Energy Company 2013 Incentive Plan, which permits grants and awards in the form of stock options, shares of restricted stock and restricted stock units, as well as other forms of incentives.

OUR COMPENSATION POLICIES AND PRACTICES AS RELATED TO OUR RISK MANAGEMENT

Our Compensation Committee and management are guided by our formula, which represents the essence of our corporate philosophy and how we operate our business:

Our formula, which stands for “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our compensation policies and practices, which are designed to encourage innovation and new ideas that will create value for every dollar we invest.

Our Compensation Committee evaluates the design of all of our incentive plans to assess whether they create appropriate incentives for employees to perform and to remain at the Company and to take appropriate risks and to discourage taking inappropriate risks. We believe our balanced use of short- and long-term incentives, mix of cash and equity incentives, metric diversification and alignment to our business strategy, capped payouts, and stock ownership guidelines promote responsible decision making , attract and retain good performers and do not encourage unreasonable risk taking related to the Company’s business. As an exploration and production company there is a certain level of risk involved in all aspects of our activities, but our compensation is structured to ensure that levels of risk taken by our employees are appropriate and socially responsible, reflecting our commitment to conducting our operations in a safe, resource-efficient manner, protecting the environment and being a good corporate citizen of the communities in which we operate. In addition to the Audit Committee’s oversight role in evaluating enterprise risk issues, our Compensation Committee evaluates the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants.

Total compensation for our employees is structured similarly to that for our named executive officers and consists of cash compensation in the form of a base salary and a performance-based annual bonus; equity incentive compensation in the form of stock options, restricted stock, and Performance Unit awards under our 2013 Incentive Plan, and retirement, health and welfare benefits. However, unlike our named executive officers and executive management, for whom incentive compensation is the substantial part of their total compensation, the compensation for most of our employees is weighted towards salary and annual cash bonus. Our hourly employees participate in an annual bonus pool pursuant to which awards are given based upon individual performance as assessed by management, and our salaried employees, other than at senior levels, receive annual cash incentives based largely upon the achievement of specific performance objectives of the business team and the Company, plus a discretionary component that takes into account individual performance.

The performance objectives put in place under the plans established by our Board are based upon measures that are designed to control our costs, increase our productivity and efficiency and manage our overall risk. In connection with the establishment of the annual performance objectives for each business team, we consider and anticipate near-term conditions that may affect our risk profile and, as needed, revise our measures to address any such conditions. Although the performance objectives differ for our various internal teams, when taken together, all of our performance objectives are intended to address the principal factors that we believe will affect the Company’s overall performance. Moreover, the performance objectives under our incentive compensation program for officers of our operating subsidiaries at the level of senior vice president or higher are aligned with our overall corporate objectives. With respect to organizational performance objectives, this alignment decreases the potential negative impact of our compensation policies and practices on the management of risk such that short-term cash incentives are earned based on achievements that benefit the Company overall and not just by the performance of the business teams for which these individuals have direct responsibility. As with our named executive officers, the discretionary assessment of individual performance for these officers takes into account all aspects of the individual’s performance and the performance of the business team for which they have responsibility, which includes an assessment of the individual’s and the team’s contribution to the achievement of health, safety and environmental performance objectives by the Company.

Also, we provide long-term awards to most of our salaried employees and to our executive management under our 2013 Incentive Plan. These long-term incentives vest over time periods of three to four years, are designed to align an employee’s compensation with the value created for stockholders and provide an incentive for achieving our long-term performance objectives. Because the proportion of total compensation that is at risk (i.e., that will vary based on employee, segment, team and Company performance objectives) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation program may encourage management level employees to take risks. However, the Compensation Committee takes that fact into consideration through the use of annual and multi-year incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board are designed to be aggressive and challenging but also achievable without inappropriate risk-taking. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees. Our compensation programs include features which we believe mitigate risk without diminishing incentives. The features that mitigate risk include: (i) establishing a maximum payout that limits the amount that can be paid under the incentive compensation and performance unit programs; (ii) the mix of cash and equity incentives; (iii) a balanced mix of annual and longer term incentive opportunities; (iv) stock ownership guidelines for our senior executives; and (v) significant controls for business decisions. We believe our compensation policies and practices are reasonable and not likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes our compensation policies, programs and practices for the following named executive officers, or NEOs, who are our principal executive and financial officers and our three other most highly compensated executive officers.

Executive	Position
Steven L. Mueller	President & Chief Executive Officer
R. Craig Owen	Senior Vice President & Chief Financial Officer
William J. Way	Executive Vice President & Chief Operating Officer
Mark K. Boling	Executive Vice President and President — V+ Development Solutions
Jeffrey B. Sherrick	Executive Vice President — Corporate Development (1)

(1) Effective December 5, 2013, Mr. Sherrick was appointed to the position of Executive Vice President – Corporate Development. Prior to this appointment, Mr.  Sherrick held the position of Senior Vice President – Corporate Development.

OVERVIEW

Our approach to executive compensation is governed by our simple focus on delivering more than is expected with an extra focus on doing the right things. Our Company formula says it best:

Our formula, which stands for “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets, will create Value+,” is the essence of our corporate philosophy and how we operate our business. At Southwestern Energy, we seek ways to consistently deliver “more” to our shareholders through innovation and new ideas that will create value for every dollar we invest, increasing the value of our assets by delivering better and safer operations year over year. Our compensation program reflects these commitments as well as promoting our being a good corporate citizen in the communities in which we operate and taking appropriate and responsible risks.

As an independent natural gas exploration and production Company focused on unconventional resources, we are impacted in the short-term by cyclical commodity prices. Our goal is to manage our business for the long term by focusing on increasing reserves and production and flexing our operations throughout the changing natural gas price cycle to deliver more value to our shareholders. We set and achieve short term milestones that will provide long-term value for our shareholders. Our industry is capital intensive with significant up-front investments that can be followed by long-time lags from investment to return. This highly complex cycle requires that we attract, motivate and retain technically competent, experienced executives who can positively impact our results today and in the future.

The objective of our named executive officer pay program is the same as our goal for managing the Company – to create long-term value for our shareholders, incorporating innovation, excellent operating results and responsible risk-taking. We pursue this objective by living our formula, providing a unique culture, excellent training and competitive compensation and benefits. In particular, we have designed and implemented compensation programs for our named executive officers to include a large portion paid in equity-based long-term incentives. These long-term incentives have multiple-year vesting terms to reward sustained financial and operating performance and leadership excellence and align executives’ interests with those of our shareholders, and encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. Although this CD&A concentrates on a narrow group, the philosophy and principles used for evaluating and determining pay for these named executive officers is applied to other senior executives of the Company.

2013 SUMMARY AND HIGHLIGHTS

The information brought forth in this section highlights the Company’s performance for fiscal year 2013 and describes the compensation elements and analysis for 2013 compensation decisions for our named executive officers.

Section 1: 2013 Performance Highlights

Our operational performance in 2013 was very strong, as evidenced by our continued expansion beyond the Fayetteville Shale and record levels of production, reserves, adjusted earnings, adjusted EBITDA and discretionary cash flow. These results, supplemented by our industry-leading operating capability and underpinned by our curiosity and constant focus on delivering more to our shareholders, are some of our most notable accomplishments from 2013. Listed below and displayed in Exhibit 1 below are more details of these accomplishments.

—	Production and Reserve Growth. In 2013, production was at an all-time record of 656.8 Bcfe, or approximately 1.8 Bcfe per day, an increase of 16% from 2012 levels. Additionally, in 2013 total proved reserves increased to the highest level in the Company’s history, growing by 74% to approximately 7.0 Tcfe and the Company achieved a reserve replacement rate of 550%, including reserve revisions.

—	Significant growth in the Marcellus Shale. The Marcellus Shale division achieved gross operated production of nearly 700 MMcf per day at year-end 2013 compared to 300 MMcf per day at year-end 2012. Production nearly tripled to 150.6 Bcf in 2013, compared to 53.6 Bcf in 2012, while total proved reserves more than doubled to approximately 2.0 Tcf, compared to 816 Bcf in 2012.

—	Fayetteville Shale Continues to Deliver More. In 2013, the Fayetteville Shale division surpassed the milestone of 3 Tcf of cumulative gross operated production and also achieved its highest average initial production rate per well and its lowest average cost per well since the Fayetteville Shale was announced in 2004. Total proved reserves for the Fayetteville Shale increased in 2013 to approximately 4.8 Tcf, from 3.0 Tcf in 2012, and 2013 production of 486.0 Bcf was flat compared to 2012 levels.

—	Financial Flexibility. Our 2013 year-end capital structure consisted of 35% debt and 65% equity and we had approximately $1.7 billion of borrowing capacity available under our Credit Facility.

—	Low Cost Structure. Our cost structure continues to be one of the lowest in the industry, with an all-in cash operating cost of $1.25 per Mcfe in 2013, compared to $1.20 per Mcfe in 2012. All-in cash operating cost per Mcfe is defined as the per Mcfe sum of our E&P segment’s lease operating expenses, taxes (other than income taxes), general and administrative expenses, and net interest expense. We have included information concerning this ratio because it measures the cost efficiency of a company’s oil and gas producing operations and is a measure commonly used in our industry.

Exhibit 1 – 2013 Significant financial and operational accomplishments

Section 2: 2013 Compensation Highlights

The purpose of our executive compensation program is to motivate organizational and individual performance and align the interests of the named executive officers with those of our investors.

Key compensation program changes and decisions made by the Compensation Committee of our Board of Directors (the “Committee”) in 2013 include the following:

—	To align better with stockholder returns, the Committee modified the form of our performance unit program from a cash-based to a share-based performance unit program.
—	To motivate organizational and individual performance, the Committee increased the emphasis on performance-based awards to reflect 50% of total grant date value of equity awarded.
—	Because SWN’s achievement of 2013 annual performance goals exceeded target objectives, the Committee awarded cash bonus payments above target. Each NEO received an annual performance cash bonus ranging from 122% to 147% of target bonus, representing an average increase in payout of 45% compared to 2012.
—	All NEOs, except for the CEO, received a salary increase for 2013 averaging approximately 4.4%.
—	Despite lower than expected TSR relative to our peers, SWN exceeded target objectives for efficiently replacing reserves against an internal target and compared to our peers for the three-year performance period ending December 31, 2013, resulting in payouts under performance awards granted in 2010 at 155% of target.

In the 2013 Say on Pay advisory vote, 98.5% of the voted shares supported the compensation of SWN’s named executive officers, and the Committee interpreted this strong response as affirmation of our executive pay program design and governance. As a result, the Committee has not changed its overall executive compensation pay philosophy, but will continue to consider shareholder feedback when designing and implementing the Company’s executive compensation program.

Section 3: Good Governance Highlights

The Committee evaluates all of our incentive programs to ensure that the design, practices and outcomes reflect good governance and responsible risk-taking. We believe our balanced use of short- and long-term incentives, mix of equity and cash incentives, metric diversification and alignment to our business strategy, capped payments and stock ownership guidelines promote responsible decision making. In addition, other practices implemented to further align our executives with our shareholders include:

—	reimbursement or “claw back” of incentive payments or gains realized from option exercises in the event of fraud, negligence, or intentional misconduct resulting in a restatement;
—	a “double trigger” for equity acceleration upon a change in control (i.e., a change in control must be followed by termination of the executive);
—	no repricing of stock options or appreciation rights;
—	no excise tax gross-up provisions in any new change in control severance agreements;
—	no hedging or pledging of SWN stock; and
—	the use of an independent executive compensation consultant to advise on the effectiveness and the competitiveness of our executive pay program.

Section 4: Executive Pay Elements

Overview of Compensation Elements. Key elements of our NEOs’ compensation for 2013 included:

—	a market-competitive base salary commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities and management experience and effectiveness;
—	a cash bonus based on an objective component tied to corporate performance against pre-established performance goals and a discretionary component tied to qualitative aspects of individual performance; and
—	cash and equity incentive compensation in the form of restricted stock, stock options and performance units (PUPs), the value of which is contingent upon the performance of the SWN share price, other performance criteria, and vesting schedules that require continued service with the Company.

Table 1 – Executive pay program elements

Component	Purpose	Key attributes

Base salary

Reflects each NEO’s base level of responsibility, leadership, tenure, qualifications and contribution to the success and profitability of the Company and the competitive marketplace for executive talent specific to our industry

Fixed cash compensation that is reviewed annually and adjusted if and when appropriate
Annual bonus	Motivates named NEOs to achieve our short-term business objectives, which drive long-term performance while providing flexibility to respond to opportunities and changing market conditions	Performance-based annual cash award; awards are based on achievement of pre-established corporate performance goals and a discretionary component based on individual performance

Component	Purpose	Key attributes

Stock options	Motivates NEOs to achieve our business objectives by tying incentives to the performance of our stock over the long term; reinforces the link between the interests of our NEOs and our shareholders	Long-term stock option award with ratable vesting period over three years
Performance Units	Motivates NEOs to achieve our business objectives by tying incentives to our financial and key operational metrics over the performance period	Variable performance-based long-term cash or stock award based on the achievement of Total Shareholder Return and Reserve Replacement or PVI
Restricted stock

Motivates NEOs to achieve our business objectives by tying incentives to the performance of our stock over the long term; reinforces the link between the interests of our NEOs and our shareholders; motivates our NEOs to remain with the Company even after down swings in commodity prices

Long-term restricted stock award with a ratable vesting period over four years
Other compensation	Provides benefits that promote employee health, work-life flexibility and retirement savings, which assists in attracting and retaining our NEOs	Indirect compensation element consisting of health and welfare plans, retirement savings benefits and perquisites

Alignment with Shareholders. We seek to align the interests of the named executive officers with those of our investors by evaluating executive performance on the basis of key financial measurements that we believe closely correlate to long-term shareholder value. These include PVI, production, reserve replacement, cash flow from operating activities, total shareholder return and return on equity. Key elements of compensation that align the interests of the named executive officers with shareholders include:

—	equity incentive compensation, which links a significant portion of compensation to shareholder value through restricted stock awards and stock options;
—	long-term incentives in the form of performance units, the value of which is determined by stock performance and key operational metrics over time; and
—	stock ownership and holding requirements, which require our senior executives to accumulate and hold SWN stock equal in value to a multiple of their base salary at the time the executive becomes subject to the requirement, and to hold a portion of shares they receive until the requirement is met.

Retention of Talent. Due to the recent shift in the industry to targeting unconventional resources, our senior executives are presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by using continued service as a part of total pay opportunity. Key elements of compensation that require continued service to receive consideration include:

—	multi-year vesting terms on equity incentive compensation, including restricted stock, stock options and PUPs; and
—	our supplemental retirement program, which allows select executives to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service.

Total Compensation. Our pay program consists of components that are driven by the achievement of objective financial performance criteria, SWN stock performance and retirement and other benefits and encourages retention. We combine the pay elements for each executive in a manner we believe optimizes the executive’s contribution to the Company. Additionally, we mix equity awards and cash payments to ensure that the right near-term goals are met to create long-term value. In Exhibit 2, we show the mix of these pay components for the CEO and the other named executive officers displayed in pie charts.

Exhibit 2 – 2013 pay mix by component*

* Represents base salaries in effect as of December 31, 2013, actual annual bonus awards for 2013 based on performance and the grant date value of long-term awards for 2013, which were granted in December 2012. The “Bonus” consists of total annual bonus payments, which include organizational and discretionary components. The “Other pay” consists of any changes in pension value and nonqualified deferred compensation earnings and all other compensation, each as disclosed in the Summary Compensation Table.

Section 5: Executive Pay Framework: Policies, Process and Risk

Role of the Compensation Committee

The Compensation Committee (the “Committee”) is responsible for oversight of SWN’s executive compensation framework, which includes the design, development and implementation of the pay program for the CEO and other named executives. Within that framework, the Committee’s objective is to directly align compensation with performance to deliver long-term shareholder value accompanied by appropriate risk-taking. The Committee evaluates the performance of the CEO and determines CEO compensation based on the objectives of the pay program. Together with the CEO, the Committee assesses the performance of the other NEOs and determines their compensation, based on initial recommendations from the CEO.

The Committee relies on its collective experiences and business judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating the NEO’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions for the named executive officers are listed below:

—	Key financial measurements such as cash flow, return on equity, projected return on investments and total shareholder return, or TSR;

—	Strategic objectives, such as production expansion, reserve replacement, operating costs, drilling results and exploration and technological innovation;
—	Rates of pay for similar positions from a competitive group of peer companies; and
—	Other factors, which the Committee at its discretion considers in determining compensation.

Role of the CEO and Management

The CEO and the Senior Vice President of Human Resources periodically recommend to the Committee changes to existing programs and propose new plans and programs as needed. Additionally, the CEO and management recommend the performance measures and related goals used to determine payments under our plans. The CEO provides an assessment of the individual performance of the other named executive officers and makes pay recommendations to the Committee. The CEO’s recommendations are discussed and assessed in executive session. The Committee has sole authority over determinations regarding the CEO’s compensation. Also, in accordance with the terms of the respective plans, the Committee has delegated certain authority to the CEO to administer our pay programs for non-executives.

Role of the Compensation Consultant

To help evaluate the competitiveness of our executive pay and benefit programs, during 2012 up and until April 2013, the Compensation Committee retained Ernst & Young LLP, or E&Y, as its independent compensation consultant to advise it on all matters related to compensation of our executive management, including our named executive officers. During the course of its engagement, E&Y reported directly to the Compensation Committee and did not provide any other services to SWN.

On April 30, 2013, we engaged Meridian Compensation Partners, LLC, or Meridian, as compensation consultants to the Committee. Meridian is known for its expertise in the E&P industry, specializing in Board level executive pay consulting services. Meridian reports directly to the Committee, participates in Committee meetings, reviews Committee materials, and provides advice to the Committee upon request. Additionally, Meridian updates the Committee on trends and issues in executive pay, comments on the competitiveness and reasonableness of SWN’s programs, and assists in the development and review of SWN’s annual bonus and LTI programs, including commenting on performance measures and related goals. Other than services provided to the Committee, Meridian does not perform any other service to SWN.

The Committee, after review and consultation with both E&Y and Meridian, has determined that no conflict of interest arose from the work performed during the year ended December 31, 2013. Additionally, both compensation consultants were independent during the course of their respective engagements, and the Committee has determined that Meridian is currently independent.

Peer Group Comparison.  We believe awareness of our competitors’ pay practices is important to making pay decisions that allow us to attract and retain key talent. We compare our pay practices and pay levels with a select group of peer companies. Although market data from our peer group provides an important tool for analysis and decision making, we realize that overreliance on this data can result in an inappropriate pay decision if other factors are not considered – an individual’s personal contributions to SWN and previous experience, leadership qualities and skill sets.

The Committee annually reviews the competitiveness of our executive officer compensation and assesses the overall competitiveness of our compensation programs relative to the Peer Group, which is made up of companies in the exploration and production industry with comparable types of operations, revenue, market capitalization, assets and number of employees. Generally we target executive officer total compensation opportunity to lie between the 50th and the 75th percentiles of the Peer Group. Total compensation packages may deviate from this guideline based on individual experience, retention, performance in the role and market conditions.

For fiscal year 2013, SWN used the group of peer companies approved by the Committee in 2012, which is included in the table below:

Table 2 – Peer group for 2013 compensation decisions

Cabot Oil & Gas Corp
Chesapeake Energy Corporation
Cimarex Energy Co
Denbury Resources Inc
Devon Energy Corp
EOG Resources Inc
Forest Oil Corporation
Newfield Exploration Co
Noble Energy Inc
Pioneer Natural Resources Co
Range Resources Corp
Sandridge Energy Inc
SM Energy Co
Ultra Petroleum Corp

Section 6: Analysis of Pay Decisions for 2013

The following paragraphs, exhibits and tables provide details for each component of compensation. A summary of all of our pay decisions by named executive is provided in a table at the end of this section.

Base Salary.  Salaries of the CEO and the other named executive officers are reviewed annually. The Committee also may review salaries at the time of a promotion, other changes in responsibilities, or a significant change in market conditions. Differences in salary for each named executive officer reflect differences in individual responsibility, experience, and competitive pay levels for similar positions in our peer group.

At the Committee’s December 2012 meeting, the Committee increased the base salaries of our named executive officers effective for 2013 as shown in Table 3 below. Mr. Mueller’s base salary remained unchanged for 2013, reflecting lower than expected Company results during 2012. The base salary changes for the other named executives were consistent with our program philosophy and objectives.

Table 3 – Base salary changes

Name & Position	2013 Base Salary	2012 Base Salary[1]	Percent increase
Steven L. Mueller, President and CEO	$850,000	$850,000	0.0%
R. Craig Owen, SVP and CFO	$395,000	$370,000	6.8%
William J. Way, EVP and COO	$620,000	$600,000	3.3%
Mark K. Boling, EVP and President – V+ Development Solutions	$465,000	$450,000	3.3%
Jeffrey B. Sherrick, EVP – Corporate Development	$390,000	$375,000	4.0%

1 2012 Base Salary represents year-end annual base salary. Messrs. Owen and Boling had received increases in base salary during 2012.

Annual Bonus.  We influence short-term results through the annual bonuses, which are designed to encourage the achievement of annual performance goals. Goals are set to produce results that lead to increased shareholder value and are determined at the beginning of each annual performance cycle. Although awards under the annual bonus may be made in cash, restricted shares of stock or a combination of cash and restricted shares, for 2013 and historically we have paid bonuses in cash.

For 2013, the awards under the annual bonus for each named executive consisted of an objective component tied to specific performance goals, or “Organizational Performance” and a subjective or discretionary component based on individual performance. Exhibit 3 below illustrates the annual bonus calculation and highlights each component, including the objective measures used to determine Company performance.

Exhibit 3 – How the annual bonus works

Organizational Performance Component. For each fiscal year, we establish specific performance measures that reflect the key strategic and business goals for that year. Table 4 below shows the quantitative performance measures and weighting for the 2013 annual bonus determined at our February 2013 meeting.

Table 4 – Annual bonus performance measures and weighting

Performance Measure	Description	Weighting

PVI	Represents discounted future revenue of production from reserve additions by drilling or acquisition, net of production operating expenses and select taxes divided by invested capital	30.0%
Production	Represents combined oil and gas produced and reported as sold	27.5%
Reserve Replacement	Represents reserve additions divided by Production	27.5%
Return on Equity, or ROE (as a percentile of peer group)	Represents net income divided by average stockholders’ equity compared to ROE of peer group, expressed as a percentile rank	15.0%

Basis for selecting these measures:

These measures drive shareholder return by appropriately concentrating our executives’ attention on factors that take appropriate risk, serve as indicators of how effectively the Company is conducting its operations and encourage revenue, earnings growth and sustaining a strong balance sheet and cash flow.

Note: Return on equity versus the peer group is defined as adjusted net income divided by adjusted average shareholders’ equity for the current year. As established by the Compensation Committee, targets shall be based on the Company’s return on equity percentile rank as compared to the return on equity calculations for the Company’s peer group companies. At the discretion of the Compensation Committee, adjustments are made to net income and/or shareholder’s equity for the application of new accounting standards, non-cash derivative gains and losses, non-cash charges resulting from ceiling test impairments of our natural gas and oil properties, and new equity offerings or asset divestitures. No such adjustments were made for 2013.

For each measure, we established performance goals for 2013 consistent with our financial and strategic plans and at levels sufficient to motivate our named executive officers to outperform our peer companies.

The performance goals range from “threshold” (the minimum achievement level of the performance measure at which the named executive begins to earn a payout) to “maximum” (the maximum achievement level of the performance measure at which the named executive may earn 150% of the target award). The “target” goal represents the level of performance at which the Company is delivering on its projected business plan and the level at which the NEO may earn 100% of his target award. It is our intention and expectation in setting these goals for incentive bonuses to be paid at the target level or above. The maximum award levels are achievable only if the Company surpasses its target performance levels by a significant amount.

For 2013, the Company exceeded the maximum level performance goals for PVI, reserve replacement and ROE and achieved an above-target result for production. For reference, the following exhibit details our corporate performance measure achievement from 2011 through 2013. It illustrates there has been no correlation between past and future achievement of our performance measures.

Exhibit 4 – Annual bonus metric performance for 2011, 2012 and 2013

Discretionary Component.  In addition to the quantitative factors listed above, the Committee takes into account qualitative aspects of individual performance when determining awards in order to recognize critical performance factors that are not included in the organizational performance measures. This subjective evaluation represents the discretionary component of the annual bonus, and generally comprises approximately 40% of a named executive’s total target opportunity under the annual bonus. The ratio of the discretionary component to the total target opportunity is determined by the size of the organization component – that is, the larger the organization component, the smaller the discretionary component, and vice versa. Through the discretionary component, a named executive officer may still receive his/her total target opportunity even if the organizational performance objectives are not achieved or are achieved at the minimum level.

Bonus Opportunities for Named Executive Officer.  Bonus opportunities under the annual bonus vary based on each named executive officer’s level of responsibility. NEOs’ annual bonus award opportunity is calculated by multiplying his base salary earnings for the year by his target award level. Determinations of the target award levels for each fiscal year are made at the Committee’s December meeting prior to the beginning of the fiscal year in order to coincide with our budget process and the culmination of the performance review process.

The following table sets forth the 2013 target incentive award levels by component for each NEO expressed as a percentage of base salary.

Table 5 – Annual bonus opportunities by component as a percentage of base pay

Name & Position	Organizational Performance Target (%)	Discretionary Target (%)	Total Target (%)
Steven L. Mueller, President and CEO	105.0	70.0	175.0
R. Craig Owen, SVP and CFO	75.0	50.0	125.0
William J. Way, EVP and COO	84.0	56.0	140.0
Mark K. Boling, EVP and President – V+ Development Solutions	78.0	52.0	130.0
Jeffrey B. Sherrick, EVP – Corporate Development	60.0	40.0	100.0

2013 Annual Bonus Payments. To determine actual 2013 awards, the Committee awarded our named executive officers bonuses, based on the extent to which the defined performance measures were achieved and the exercise of discretion by the Committee. The NEO’s bonus opportunity is multiplied by each performance measure’s respective weighting and by a percentage based on actual results for that performance measure, then multiplied by the NEO’s annual base earnings. When actual results fall between the threshold and maximum limits, awards are proportionately adjusted in relation to target. The sum of the calculated amount for each performance measure represents the bonus award. If the actual level achieved for a specified performance goal is not at least equal to the predetermined minimum level, then the proportionate amount of the award represented by that performance measure will not be paid. However, when Company performance results in a below-target payout, the Committee, in its discretion, may award bonus payments up to 100% of target.

The amounts set forth in Table 6 below under “Organizational Performance” reflect the amounts earned by the named executive officers based on the achievement of the 2013 performance goals, while the amounts under “Discretionary” are in recognition of their other accomplishments for the year.

Table 6 – 2013 annual bonus payments

Name & Position	Organizational Component	Discretionary Component	Totals	% of Target
Steven L. Mueller, President and CEO	$1,603,252	$375,123	$2,000,000	134.5
R. Craig Owen, SVP and CFO	$534,793	$121,895	$600,000	121.5
William J. Way, EVP and COO	$944,185	$210,255	$1,150,000	132.5
Mark K. Boling, EVP and President – V+ Development Solutions	$652,157	$151,828	$800,000	132.3
Jeffrey B. Sherrick, EVP – Corporate Development	$415,172	$103,528	$575,000	147.4

Long-Term Incentive Compensation.  We use long-term incentives (LTI) to align management’s interests with those of our shareholders, provide an incentive for achieving our long-term performance objectives, and attract and retain key employees through share ownership. Our LTI awards constitute a major component of at-risk compensation for our named executive officers (see Exhibit 2 above).

2013 LTI Awards.  In December 2012, named executive officers received LTI awards for 2013 consisting of (i) equity in the form of stock options and shares of restricted stock awarded under the Southwestern Energy Company 2004 Stock Incentive Plan (the “2004 Plan”) and (ii) performance units, or PUPs, under the Southwestern Energy Company 2002 Performance Unit Plan (the “2002 PUP Plan”). The total value of each executive’s LTI award was split evenly among the award types; that is, one-third in stock options, one-third in restricted stock and one-third in PUPs. Stock options vest over a period of three years from the grant date, while shares of restricted stock vest over a four-year period from the date of grant. PUPs granted for 2013 are to be settled in cash based on Company performance measured over a three-year period (see Table 7 below). It has been our practice to determine the targeted total compensation and the targeted total cash compensation for each NEO and then to determine long-term incentive compensation based on the difference.

Table 7 – 2013 LTI award types (granted in December 2012)

Award type	Weight	Terms

Stock options	33.3%	Ratable vesting over three years
Restricted stock	33.3%	Ratable vesting over four years
Performance Units	33.3%	Ratable vesting over three years, settled in cash following end of three-year performance period

Table 8 below summarizes the value of the long-term incentives granted to our named executive officers in December 2012, utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units.

Table 8 – Value of 2013 LTI awards (granted in 2012)

Name & Position	Options	Restricted Stock	PUPs	Total

Steven L. Mueller, President and CEO	$1,512,450	$1,515,240	$1,554,000	$4,581,690
R. Craig Owen, SVP and CFO	$551,326	$552,345	$567,000	$1,670,671
William J. Way, EVP and COO	$875,835	$877,335	$900,000	$2,653,170
Mark K. Boling, EVP and President – V+ Development Solutions	$600,087	$600,990	$617,000	$1,818,077
Jeffrey B. Sherrick, EVP – Corporate Development	$372,931	$373,635	$383,000	$1,129,566

Note: The figures in this table reflect the actual value on the date of grant used for accounting purposes. Generally, the value of each award type, as calculated prior to the grant date, represents one-third of the total award.

For a discussion of the LTI awards made in December 2013 for 2014, see the narrative following the Summary Compensation Table and Grants of Plan-Based Awards Table. Additional changes made in 2013 to our LTI program for 2014 are described below under “Key Changes for 2014 Compensation.”

2010 PUP Award Payment.  We have used PUPs for many years to provide long-term incentives for our executives and certain other employees. PUPs are used to ensure that our long-term operational performance results remain competitive with our peers and that our executives are rewarded for actual long-term performance in addition to shareholder return. Moreover, as PUPs are tied to operating performance success over a three-year period, they provide a supplementary long-term retention component.

The performance period for PUPs awarded on December 9, 2010 spanned a performance period that began on January 1, 2011 and ended December 31, 2013, with a payment in the first quarter following the end of the performance period. The value of the payment was determined by the attainment of certain threshold, target, and maximum performance objectives as described in the table below. Threshold level achievement would result in payment of $500 per unit, $1,000 per unit at the target level achievement and $2,000 per unit at the maximum level. Performance below the threshold level would result in payments of less than $500 per unit, including no payment.

Table 9 – 2010 Performance Unit award measures and weighting

2010 PUP Award

Measure	Weighting	Definition
Total Shareholder Return (TSR):	25.0%	Equal to the average relative monthly percentile ranking relative to a peer group. Determined by tracking the change in the Company’s stock price on a monthly basis plus dividends paid over the entire performance period in comparison with each peer company.
Reserve Replacement Efficiency (RRE) versus Peers	37.5%	Expressed in the form of a percentage ratio with pre-tax operating cash flow per unit of production for the performance period as the numerator and finding and development costs per unit of proved reserve additions for the performance period as the denominator.
Reserve Replacement Efficiency (RRE) versus Goal	37.5%

In March 2014, the Compensation Committee determined that the level of achievement of the performance objectives for the three-year period ended December 31, 2013 was between the target and maximum level, resulting in the payment of $1,551.33 per unit.

Table 10 - 2010 PUP payments by named executive officer

Name & Position	2010 PUP payout (settled in cash)
Steven L. Mueller, President and CEO	$2,224,607
R. Craig Owen, SVP and CFO	$77,567
William J. Way, EVP and COO	—
Mark K. Boling, EVP and President – V+ Development Solutions	$569,338
Jeffrey B. Sherrick, EVP – Corporate Development	$299,407

2013 Total Direct Compensation. Table 11 below provides a summary of the total direct pay awarded to our named executive officers for 2013 compared to amounts awarded for 2012. Amounts in this table differ from the amounts appearing in the Summary Compensation Table, as the Summary Compensation Table includes the settlement value of long-term cash awards, the value of changes in pension and nonqualified deferred compensation, and the value of other compensation and perquisites.

Table 11 – Year over year total direct compensation (figures in thousands)

Executive	Year	Salary[1]	Bonus	LTI grant value	Total direct pay	2013 compared to 2012
Steven L. Mueller	2013	$850	$2,000	$4,581	$7,431	+12.8%
	2012	$850	$1,300	$4,439	$6,589
R. Craig Owen	2013	$395	$600	$1,670	$2,665	+166.2%[2]
	2012	$370	$340	$291	$1,001
William J. Way	2013	$620	$1,150	$2,653	$4,423	+20.2%
	2012	$600	$700	$2,381	$3,681
Mark K. Boling	2013	$465	$800	$1,818	$3,083	+47.2%
	2012	$450	$525	$1,119	$2,094
Jeffrey B. Sherrick	2013	$390	$575	$1,129	$2,094	+70.4%
	2012	$375	$340	$514	$1,229

					Aggregate:	+35.0%

Note: Proxy disclosure rules require us to report cash-based long-term incentive payments in the year they are paid (reflected as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table) and equity-based long-term incentives in the year they are granted (reflected as “Stock Awards” in the Summary Compensation Table). With the changes we have made to long-term incentives awarded in December 2013 (see KEY CHANGES FOR 2014 COMPENSATION), our NEOs’ total compensation, as shown in the Summary Compensation Table on page 48, effectively includes long-term incentive awards for each executive for the former cash-based PUPs, granted in 2010 relating to the performance period of 2011 to 2013, and values for the new stock-settled PUPs, granted in December 2013 relating to the performance period of 2014 to 2016. Due to disclosure rules, our Summary Compensation Table will present NEO compensation that appears higher for fiscal years 2013 to 2015 as a result of the inclusion of both long-term incentive awards for each of these years.

1 2012 Base Salary represents year-end annual base salary. Messrs. Owen and Boling had received increases in base salary during 2012.

2 Mr. Owen was promoted to the role of Senior Vice President, Chief Financial Officer, effective as of October 1, 2012. Effective as of August 1, 2012, the Compensation Committee approved certain increases to Mr. Owen’s compensation in recognition of the immediate increase in his responsibilities as he transitioned to the Chief Financial Officer role, including an increased annual base salary to $370,000 from $300,000 (further increased to $395,000 effective January 2013) and increased target bonus opportunity from 100% to 125% of his base salary under the ICP. In addition, Mr. Owen received significantly increased value in LTI awards for 2013 to reflect his increased responsibilities and to further align his interests with the interests of our stockholders.

KEY CHANGES FOR 2014 COMPENSATION

Throughout this CD&A, we have described our executive pay programs and explained actions taken to determine 2013 compensation for our named executive officers. As part of the Committee’s ongoing evaluation of our pay program, it concluded modifications to our long-term compensation could create even greater alignment of executive and shareholder interests and long-term value creation. In this section, we describe key changes made by the Compensation Committee during 2013 that affect our executive pay programs starting in 2014.

Competitiveness Peer Group. The Committee asked Meridian to review and validate the companies in our peer group used for purposes of evaluating the market competitiveness of our pay. Based on company size, scope and nature of business operations, we removed Chesapeake Energy Corporation and Forest Oil Corporation from our peer group and added Concho Resources, Inc. and Continental Resources, Inc. The table below lists the updated peer group, which was used in December 2013 to determine base salary increases, target bonus opportunities, and long-term incentive awards for 2014.

Table 12 – Current peer group (used for 2014 compensation decisions)

Cabot Oil & Gas Corp
Cimarex Energy Co
Concho Resources Inc
Continental Resources Inc
Denbury Resources Inc
Devon Energy Corp
EOG Resources Inc
Newfield Exploration Co
Noble Energy Inc
Pioneer Natural Resources Co
Range Resources Corp
Sandridge Energy Inc
SM Energy Co
Ultra Petroleum Corp

LTI Equity Mix Changes. Beginning with awards granted in December 2013 for the performance period from 2014 through 2016, we changed key components of our long-term incentive compensation program. Specifically, we reduced the number of participants eligible for awards of stock options and performance units, changed the metrics and weighting used to determine performance payments, issued stock-settled performance units in place of cash-settled PUPs, and expanded the companies that make up the peer group used to determine LT1 payments. Exhibit 5 below provides a side-by-side comparison of the former approach with the new method, and Table 13 below highlights what changed with the 2013 grant and the associated rationale. Our new design results in a target LTI mix weighted 50% to performance-based equity compensation.

Exhibit 5– LTI side-by-side1

1 The Committee approved the following performance measure weighting for the PUP awards granted in 2011 and 2012: TSR (50%), Reserve replacement against peer group (relative) (25%), and Reserve replacement against goal (absolute) (25%).

Table 13 – LTI program changes and rationale

Component	Description	Rationale

Award mix	Limited eligibility for stock options and performance units to senior management; participants below senior management eligible for grants made up entirely of restricted stock	Establish mix of LTI award types consistent with ability to influence results
Metrics	Adjusted weight of TSR from 25% to 60%, and replaced Reserve Replacement ratios with PVI weighted at 40%	Supplement TSR with key value-creation, operational measure
Payout	Settle performance units in SWN common stock (replacing practice of settling in cash)	Shift weight of total direct compensation from cash to equity
Peer group	Expanded companies used to set performance targets, measure performance and determine payments	Provide a broader cross-section of the E&P industry, similar to view of SWN by outside investors

New Performance Peer Group. The Committee, in conjunction with Meridian, expanded the group of companies used to measure performance for purposes of determining payments from new performance units. The companies included in this performance peer group – selected on the basis of assets, revenue, market cap and mix of assets – reflect a broad cross-section of the industry. This list includes all of the companies in our competitiveness peer group plus the additional companies included in Table 14 below.

Table 14 – Performance peer group

Anadarko Petroleum Corp
Apache Corp
Cabot Oil & Gas Corp	—
Chesapeake Energy Corp
Cimarex Energy Co	—
Concho Resources Inc.	—
Continental Resources Inc	—
Denbury Resources Inc	—
Devon Energy Corp	—
EOG Resources Inc	—
EQT Corp
Forest Oil Corp
Newfield Exploration Co	—
Noble Energy Inc	—
Pioneer Natural Resources Co	—
QEP Resources Inc
Quicksilver Resources Inc
Range Resources Corp	—
Sandridge Energy Inc	—
SM Energy Co	—
Ultra Petroleum Corp	—
Whiting Petroleum Corp
WPX Energy Inc.

•	Represents a company also used for executive pay evaluation purposes.

OTHER COMPONENTS AND GOVERNANCE PRACTICES

Health, Welfare and Retirement Benefits. We have competitive health, welfare and retirement programs for our eligible employees. Our NEOs generally are eligible for the benefit programs on the same basis as all other employees. Our health and welfare programs include medical, pharmacy, dental, life insurance and disability. We also offer a limited charitable gift matching program. The life insurance and disability programs provide higher benefit amounts for our NEOs due to their higher base salaries. Our executives have disability coverage that applies if they are unable to perform in their occupation. In addition, disability benefits for our officers are capped at $16,000 for long-term disability and 70% of base pay for short-term disability.

We offer retirement programs that are intended to supplement our employees’ social security benefits and personal savings. The programs include:

•	the Southwestern Energy Company 401(k) Savings Plan, or the 401(k) Plan;

•	a defined benefit plan, or the Pension Plan;

•	a supplemental retirement plan, or the SERP; and

•	a non-qualified deferred compensation plan, or the Non-Qualified Plan.

All employees are generally eligible for the 401(k) Plan and the Pension Plan, and the NEOs participate in those plans on the same basis as other employees. The 401(k) Plan allows a participant to elect to contribute a percentage of their eligible compensation, generally salary and wages, to an investment trust. Employee contributions are matched by us 100% for the first 3% of the employee’s eligible compensation and 50% for the next 3% and such matching contributions immediately vest. The 401(k) Plan provides a number of different investment options, including our common stock, for which a participant has sole discretion in determining the allocation of their and our contributions among the investment options.

The Internal Revenue Code, or the Code, limits both the amount of compensation that may be used for purposes of calculating a participant’s benefit under our Pension Plan and the maximum annual benefit payable to a participant under the Pension Plan. For the 2013 plan year, (i) a participant’s compensation in excess of $255,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code was $200,000. Until December 31, 1997, our Pension Plan had benefits payable based upon average final compensation and years of service. Effective January 1, 1998, we amended our Pension Plan to become a “cash balance” plan on a prospective basis. A cash balance plan provides benefits based upon a fixed percentage of an employee’s annual compensation. Eligible officers and employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of our Pension Plan, each participant has, for recordkeeping purposes only, a hypothetical account to which credits are allocated annually based upon a percentage of the participant’s base salary. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age and is designed to approximate any lost benefits due to the change to a cash balance plan. The additional percentage is equal to 3.7% for our former CFO, who was a participant in the plan as of January 1, 1998. All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually. The interest rate for a particular year is the annual rate of interest of the 30-year U.S. Treasury securities for November of the prior year with a minimum of 6%. Interest is credited as long as the participant maintains a balance in the Pension Plan. Additional information about the Pension Plan is provided below following the Pension Plan Table.

The SERP allows certain highly-compensated employees to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service. The SERP provides benefits equal to the amount that would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as defined under “Severance and Other Change in Control Benefits,” the benefits of a NEO under the SERP would be determined as if the participant had credit for three additional years of service. The credit of three additional years of service is designed to ensure that the pension benefits in the event of a change in control are consistent with the other change-in-control arrangements between us and the NEOs. An executive’s benefits under the SERP do not vest until the executive has completed three years of service with us and the credit of the additional three years may be utilized to satisfy this requirement. At retirement or termination of employment, the vested amount credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments. The remuneration covered by the Pension Plan and the SERP includes wages and salaries but excludes incentive awards, bonuses and fees. Additional information about the SERP is provided below following the Pension Plan Table.

Our NEOs and other highly compensated employees are also eligible to participate in the Non-Qualified Plan, which allows any participant to defer income and receive a match on the same basis as the 401(k) Plan, subject to the same total cap as for all employees. In addition, participants can defer all or a portion of their annual incentive payments until termination of employment under the Non-Qualified Plan. Salary amounts that are deferred under the Non-Qualified Plan are not included under the Pension Plan or the SERP but a credit is given to the participant under the Non-Qualified Plan to address the loss in pension benefits. The Non-Qualified Plan is not funded and participants are our general creditors. All amounts deferred in the Non-Qualified Plan increase or decrease based on the investment results of the executive’s requested investment alternatives and executives do not earn or accrue above-market or preferential earnings on their accounts. Plan distributions after employment ends are paid out of our funds rather than from a dedicated investment portfolio.

Perquisites, Allowances and Other Benefits.  The type and amount of perquisites for our NEOs are reviewed and approved by the Compensation Committee as part of its compensation decision-making. In 2013, the primary perquisites for our NEOs are the payment of dues for one social club designated by us, a $7,380 annual car allowance, estate and financial planning expenses for each NEO up to $18,500 per year, a medical reimbursement plan that covers all out-of-pocket expenses and an annual complete personal physical exam. We pay the fees for one local social club to provide our executives with a forum for business entertainment and for appropriate interaction with members of the business community. We reimburse our NEOs for expenses incurred with respect to estate and financial planning because we believe the utilization of experts will reduce the amount of time our executives will have to devote to those matters while also maximizing the net value of the compensation we provide.

We permit our NEOs and members of executive management to use our corporate aircraft for business-associated personal use on limited occasions. This use typically consists of permitting family members to accompany the executive when traveling for business and is limited to situations where the presence of the family member will not conflict with the business purpose of the travel. Also, we may permit personal use of the aircraft in very limited situations where, absent such use, the executive’s work obligations create a significant and inappropriate imposition on personal plans or obligations. The cost to us of this benefit, if used by a NEO, is reflected in “All Other Compensation” in the Summary Compensation Table.

Post-Termination or Change-in-Control Benefits.  We do not have employment agreements with any of the named executive officers, but we have entered into a severance agreement with each that provides certain additional compensation if, within three years after a “change in control,” his/her employment is involuntarily terminated other than for cause or if the executive voluntarily terminates employment for “good reason,” as defined in their respective agreement.

The change-in-control severance payment for our President & CEO, EVP & COO, and EVP and President — V+ Development Solutions is equal to the product of 2.99 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the incentive compensation program. The severance payment for our SVP & CFO and EVP — Corporate Development is equal to the product of 2.0 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the incentive compensation program. For our named executive officers who were employed with us prior to 2010, we agreed to make additional payments for any excise taxes imposed as a result of the change in control benefits. In addition, each executive will be entitled to continued participation in certain health and welfare benefits and perquisites from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death or (c) the date he or she is afforded a comparable benefit at comparable cost by a subsequent employer. Also, each executive will be credited with three additional years of service for pension benefit purposes upon a “change in control” and will continue to have coverage under our Directors’ and Officers’ insurance policies for a period of up to four years.

Our various long-term incentive plans and stock option agreements provide that all outstanding stock options and all rights become exercisable immediately upon a “change in control.” The plans also provide that all performance units and shares of restricted stock that have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” Our incentive compensation program provides that upon a participant’s termination of employment under certain conditions on or after a “change in control” all determined but unpaid incentive awards shall be paid immediately and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

The estimated amounts that would have been paid to our named executive officers if the change in control payments described above had been triggered as of December 31, 2013 are disclosed under “Estimated Potential Payments.”

Review of Aggregate Amounts.  The Compensation Committee has reviewed the aggregate amounts and mix of all components of the CEO’s and the other named executive officers’ compensation, including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) stock option and restricted stock gains, the value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated obligations under the Company’s non-qualified deferred compensation plan and the actual projected payout obligations under the Company’s SERP under several potential severance and change-in-control scenarios. A presentation setting forth all the above components was prepared and reviewed affixing dollar amounts under the various payout scenarios for the CEO and the other named executive officers.

Recoupment of Unearned Incentive Compensation.  The Board may require named executive officers or officers with the title of Senior Vice President or above to reimburse any incentive awards if those awards were based on a performance period’s financial results that became the subject of a material restatement, other than a restatement due to changes in accounting policy, due to fraud, negligence, or intentional misconduct by a named executive. Bonuses, incentives or performance-based compensation paid to the officer are subject to reimbursement, and the Board may cancel restricted stock awards and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards. We will continue to monitor developments under the Dodd-Frank Act, to the extent applicable to us, and will comply with regulations related to mandatory recoupment of incentive compensation when released.

Share Ownership Guidelines.  We require our named executive officers and other senior executives to own specified amounts of SWN stock. The value of the shares of SWN stock that must be held is set as a multiple of the executive’s base salary. The ownership requirement is based upon the executive’s position in the Company – the CEO has a 6X multiple, presidents have a 4X multiple, executive vice presidents have a 3X multiple, and senior vice presidents have a 2X multiple – and must be satisfied by December 2014 or three years after the date of hire. Individual and joint holdings with a spouse or minor children, shares held in the Company’s 401(k) plan, restricted stock and restricted stock units, and 25% of shares that can be acquired through the exercise of stock options (vested or unvested) count toward the guideline.

Also, until the ownership requirement is reached, the executive is required to hold 50% of the net shares received upon lapse of any restrictions on restricted stock and upon exercise of stock options. Net shares refer to the number of shares obtained less the number of shares withheld to pay appropriate taxes, and in the case of an option exercise, the exercise price and any applicable brokerage commissions. As of December 31, 2013, all NEOs have reached their stock ownership requirements.

Anti-Hedging Policy.  We have implemented a policy that prohibits all directors and employees, including the named executive officers, their spouses and members of their household, from hedging the economic risk of ownership of our stock. Specifically, short selling and buying or selling puts, calls or options in respect of our securities are prohibited under our Business Conduct Guidelines. Also, our Business Conduct Guidelines prohibit directors and employees, including the named executive officers, from engaging in transactions involving our securities when they are in possession of material, non-public information about us or during certain designated “black-out” periods. It is our policy not to issue stock options during “black-out” periods except to newly hired employees.

Anti-Pledging Policy.  Our Board adopted a policy that prohibits all directors and officers with the title of Vice President or above, including their spouses and members of their household, from pledging shares of our common stock, effective March 18, 2013. The policy does not prohibit existing pledge arrangements by directors or employees.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct from compensation paid to the company’s CEO or any other named executive officer other than the Chief Financial Officer. This limitation does not apply to compensation that meets the performance-based requirement (i.e., compensation paid only if the performance meets pre-established objective goals based on performance criteria approved by shareholders). Our executive pay program strongly emphasizes performance-based compensation, thus minimizing the consequences of this limitation. However, the Committee retains full discretion to award compensation packages that will best attract, retain, and reward executive officers. Historically, we have, and may in the future continue to, award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

EXECUTIVE COMPENSATION

The following table contains information with respect to executive compensation paid or set aside by the Company during 2013 for services in all capacities of the CEO, the CFO and the next three highest paid executive officers of the Company and its subsidiaries.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Steven L. Mueller	2013	850,000	375,123	4,043,544	1,205,654	3,827,859	63,307	86,158	10,451,645
President and Chief	2012	850,000	798,477	1,515,240	1,512,450	814,186	59,695	70,326	5,620,374
Executive Officer	2011	800,000	478,152	1,444,198	1,441,084	1,827,297	53,513	74,511	6,118,755

R. Craig Owen	2013	395,000	121,895	1,609,669	479,900	612,360	28,103	52,032	3,298,959
Senior Vice President	2012	329,615	216,668	552,345	551,326	146,770	22,670	40,932	1,860,326
and Chief Financial Officer	2011	280,000	115,979	62,310	92,979	238,144	18,801	63,555	871,768

William J. Way	2013	620,000	210,255	2,495,001	743,859	944,185	39,311	79,277	5,131,888
Executive Vice President	2012	600,000	415,350	877,335	875,835	284,650	35,942	43,556	3,132,668
and Chief Operating Officer	2011	121,635	622,816	3,309,816	2,361,030	137,184	-	4,439	6,556,920

Mark K. Boling	2013	465,000	151,828	1,689,972	503,908	1,221,495	44,141	36,256	4,112,600
Executive Vice President and	2012	437,423	335,390	600,990	600,087	267,659	40,006	36,051	2,317,606
President V+ Development Solutions	2011	400,000	185,416	363,907	363,148	889,658	35,769	38,244	2,276,142

Jeffrey B. Sherrick	2013	390,000	103,528	1,288,050	383,999	714,579	28,485	34,186	2,942,827
Executive Vice President,	2012	375,000	214,422	373,635	372,931	172,454	25,948	33,836	1,568,226
Southwestern Energy Company	2011	325,000	122,510	167,390	166,960	547,865	18,562	29,908	1,378,195

(1)	The amounts stated in this column constitute the discretionary portion of the annual incentive cash awards made to each Named Executive Officer under the incentive compensation program based on the Compensation Committee’s evaluation of each NEO’s performance. The portion of each bonus based upon non-discretionary performance criteria is included under the column heading “Non-Equity Incentive Plan Compensation.” Additional details about the annual incentive awards are provided under the heading “Compensation Discussion and Analysis — Section 6: Analysis of Pay Decisions for 2013 – 2013 Annual bonus payments.”

(2)	The amounts relate to restricted stock, options and performance units awarded to each Named Executive Officer on December 5, 2013 pursuant to the 2013 Plan, as described in more detail under the heading “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” on page 51. The dollar amounts stated for the restricted stock and options reflect the fair value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2013. The performance units include a market condition based on Relative Total Shareholder Return (TSR) and a performance condition based on the Company’s Present Value Index (PVI). The fair value of the TSR market condition of the performance units is based on a Monte Carlo model and is amortized to compensation expense on a straight-line basis over the vesting period of the award. The fair value of the PVI performance condition of the performance units is based on the closing price of the Company’s common stock at the grant date and amortized to compensation expense on a straight-line basis over the vesting period of the award. Calculated using the valuation detailed above, the grant date fair value per performance unit was determined to be $40.4431. Additional information regarding restricted stock, performance units and option awards made for 2013 can be found below in the table entitled “Grants of Plan-Based Awards.”

(3)

The amounts stated in this column represent (a) the portion of the annual incentive compensation bonus based upon performance measures as discussed above and (b) the total payout earned for the three-year period ended in 2013 on the performance units awarded to each NEO in December 2010 pursuant to the Performance Unit Plan. The PUP Plan is described in more detail under the heading “Compensation Discussion and Analysis — Section 6: Analysis of Pay Decision for 2013 – 2010 PUP Award Payment.”

(4)	The amounts stated in this column represent the aggregate increase in actuarial value for each NEO for the period from December 31, 2012 through December 31, 2013 under both the Pension Plan and the SERP. As discussed in the “Pension Benefits” table below, executives do not earn or accrue above-market or preferential earnings on their accounts under the Non-Qualified Plan. The Pension Plan, the SERP and the Non-Qualified Plan are described in more detail under the heading “Compensation Discussion and Analysis — Other Components and Governance Practices — Health, Welfare and Retirement Benefits.”

(5)	The amounts stated in this column include Company matching funds for the 401(k) and Non-Qualified Plans, life insurance premiums, car allowance, financial and estate planning reimbursements, matching charitable contributions by the Company and amounts related to reimbursement for supplemental medical insurance and annual physicals. The items included in the column entitled “All Other Items”, consist of supplemental medical payments, social club fees, executive physical, the personal use of corporate aircraft, travel and entertainment, and other perquisites received in 2013. The following table provides additional detail regarding the amounts in this column:

Cost of All Other Compensation Provided

To Named Executive Officers in 2013

Name	401(k) and Nonqualified Matching ($)	Life Insurance ($)	Car Allowance ($)	Financial and Estate Planning ($)	Charitable Match ($)	Supplemental Medical Insurance and Annual Physical ($)	Personal and Spousal Travel ($)	All Other Items	TOTAL ($)
Steven L. Mueller	38,250	2,970	7,380	7,833	10,000	6,818	12,907	-	86,158

R. Craig Owen	17,732	1,564	7,380	10,000	-	15,356	-	-	52,032

William J. Way	27,865	2,455	7,380	17,500	-	20,221	3,856	-	79,277

Mark K. Boling	20,899	1,841	7,380	-	-	4,589	148	1,399	36,256

Jeffrey B. Sherrick	17,524	1,544	7,380	-	-	7,376	295	67	34,186

Grants of Plan-Based Awards

The plan-based awards granted to each of the NEOs during the 2013 fiscal year is set out in the table below:

(a)	(b)		(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date (1)		Threshold ($)	Target ($)	Maximum ($)	Units (#)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/sh) (2)	Awards ($) (3)

Steven L. Mueller	12/5/2013	(4)	-	-	-	-	33,735	67,470	132,940	-	-	-	2,728,696
	12/5/2013	(5)	-	-	-	-	-	-	-	33,740	-	-	1,314,848
	12/5/2013	(6)	-	-	-	-	-	-	-	-	91,900	38.97	1,205,654
	-	(7)	1,575,000	1,575,000	2,362,500	-	-	-	-	-	-	-	-

R. Craig Owen	12/5/2013	(4)	-	-	-	-	13,430	26,860	53,720	-	-	-	1,086,302
	12/5/2013	(5)	-	-	-	-	-	-	-	13,430	-	-	523,367
	12/5/2013	(6)	-	-	-	-	-	-	-	-	36,580	38.97	479,900
	-	(7)	543,750	543,750	815,625	-	-	-	-	-	-	-	-

William J. Way	12/5/2013	(4)	-	-	-	-	20,815	41,630	83,260	-	-	-	1,683,646
	12/5/2013	(5)	-	-	-	-	-	-	-	20,820	-	-	811,355
	12/5/2013	(6)	-	-	-	-	-	-	-	-	56,700	38.97	743,859
	-	(7)	910,000	910,000	1,365,000	-	-	-	-	-	-	-	-

Mark K. Boling	12/5/2013	(4)	-	-	-	-	14,100	28,200	56,400	-	-	-	1,140,495
	12/5/2013	(5)	-	-	-	-	-	-	-	14,100	-	-	549,477
	12/5/2013	(6)	-	-	-	-	-	-	-	-	38,410	38.97	503,908
	-	(7)	650,000	650,000	975,000	-	-	-	-	-	-	-	-

Jeffrey B. Sherrick	12/5/2013	(4)	-	-	-	-	10,745	21,490	42,980	-	-	-	869,122
	12/5/2013	(5)	-	-	-	-	-	-	-	10,750	-	-	418,928
	12/5/2013	(6)	-	-	-	-	-	-	-	-	29,270	38.97	383,999
	-	(7)	546,000	546,000	819,000	-	-	-	-	-	-	-	-

(1)	As discussed in more detail below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table,” on December 5, 2013, the Compensation Committee granted each NEO long-term incentives that were split among restricted stock, options and performance units. Additionally, the Compensation Committee granted each NEO short-term cash incentives through the incentive compensation program.

(2)	All stock options granted in 2013 have an exercise price equal to the closing sale price of the Company’s common stock on the date of grant, which was $38.97, as reported on the NYSE.

(3)	The dollar value stated for the restricted stock and options reflect the number of shares granted in 2013 multiplied by the fair market value in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in Footnote 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2013. The method used to value the performance units is described above in Footnote 2 to the Summary Compensation Table.

(4)	The performance units were issued under the 2013 Plan. Each performance unit has a threshold (50%), target (100%), and maximum (200%) payout amount based on the attainment of certain performance objectives. The performance units awarded in 2013 will vest ratably over a period of three years from the date of grant, and payout occurs in stock at the end of the three-year period.

(5)	The amounts reflect the number of shares of restricted stock granted to each NEO under the 2013 Plan. The shares of restricted stock vest ratably over a period of four years from the date of grant, or immediately upon death, disability, normal retirement or a “change in control.”

(6)	The stock options were granted under the 2013 Plan. All options vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon death, disability, normal retirement or a “change in control.” Options expire seven years from the date of grant, but may expire earlier upon termination of employment.

(7)

Pursuant to the incentive compensation program, the Compensation Committee determined the annual target bonus level for each NEO for the 2014 fiscal year on December 5, 2013. The incentive bonus awards are paid annually based on the attainment of corporate organization performance measures and the individual performance of the NEO, and are calculated as a percentage amount of each NEO’s annual salary. The incentive bonus awards are discussed in further detail under the heading “Compensation Discussion and Analysis — Section 6: Analysis of Pay Decisions for 2013.”

Narrative to Summary Compensation Table and Grants of Plan-Based Award Table

Pursuant to SEC rules, the dollar value of LTI awards reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table above correspond to LTI awards made in 2013, which under our LTI program reflects awards made as part of the 2014 compensation package for our named executive officers.

In December 2013, named executive officers were issued LTI awards for 2014 consisting of stock options, shares of restricted stock, and performance units payable in stock under the Southwestern Energy Company 2013 Incentive Plan. The total value of each NEO’s LTI award was divided as set out in the table below. Stock options vest over a period of three years from the grant date, while shares of restricted stock vest over a four-year period from the date of grant. Performance units are settled based on Company performance measured over a three-year period.

2014 LTI award types and mix (granted in December 2013)

Award type	Weight	Terms
Stock options	25%	Ratable vesting over three years
Restricted stock	25%	Ratable vesting over four years
Performance Units	50%	Ratable vesting over three years, settled in common stock following end of three-year performance period

The following table breaks out the grant date fair value of each type of long-term incentive granted to our named executive officers in December 2013 as reported in the Summary Compensation Table above.

Value of 2014 LTI awards (granted in December 2013) (1)

Name & Position	Options	Restricted Stock	Performance Units	Total
Steven L. Mueller, President and CEO	$1,205,654	$1,314,848	$2,728,696	$5,249,198
R. Craig Owen, SVP and CFO	$479,900	$523,367	$1,086,302	$2,089,569
William J. Way, EVP and COO	$743,859	$811,355	$1,683,646	$3,238,860
Mark K. Boling, EVP and President – V+ Development Solutions	$503,908	$549,477	$1,140,495	$2,193,880
Jeffrey B. Sherrick, EVP – Corporate Development	$383,999	$418,928	$869,122	$1,672,049

(1)	The methods used to value the 2014 long-term incentive awards are set out under Footnote 2 of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2013 for each NEO is set out in the table below:

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
Steven L. Mueller	17,500	-		-	44.34	6/2/2015	-		-	-		-
	47,460	-		-	30.68	12/11/2015	-		-	-		-
	60,320	-		-	40.73	12/10/2016	-		-	-		-
	74,590	-		-	36.22	12/9/2017	9,633	(2)	378,866	-		-
	52,593	26,297	(3)	-	36.87	12/8/2018	19,585	(4)	770,278	-		-
	29,673	59,347	(5)	-	34.50	12/6/2019	32,940	(6)	1,295,530	-		-
	-	91,900	(7)	-	38.97	12/5/2020	33,740	(8)	1,326,994	67,470	(9)	2,728,696
R. Craig Owen	9,300	-		-	34.00	7/28/2015	-		-	-		-
	3,980	-		-	30.68	12/11/2015	-		-	-		-
	4,520	-		-	40.73	12/10/2016	-		-	-		-
	2,600	-		-	36.22	12/9/2017	213	(2)	8,377	-		-
	3,393	1,697	(3)	-	36.87	12/8/2018	845	(4)	33,234	-		-
	10,816	21,634	(5)	-	34.50	12/6/2019	12,008	(6)	472,275	-		-
	-	36,580	(7)	-	38.97	12/5/2020	13,430	(8)	528,202	26,860	(9)	1,086,302
William J. Way	28,193	14,097	(3)	-	36.87	12/8/2018	10,500	(4)	412,965	-		-
	17,183	34,367	(5)	-	34.50	12/6/2019	19,073	(6)	750,141	-		-
	-	56,700	(7)	-	38.97	12/5/2020	20,820	(8)	818,851	41,630	(9)	1,683,646
	63,988	31,995	(10)	-	33.33	10/3/2018	38,037	(11)	1,495,995	-		-
Mark K. Boling	24,860	-		-	27.18	12/13/2014	-		-	-		-
	23,410	-		-	30.68	12/11/2015	-		-	-		-
	15,080	-		-	40.73	12/10/2016	-		-	-		-
	19,080	-		-	36.22	12/9/2017	2,465	(2)	96,948	-		-
	13,253	6,627	(3)	-	36.87	12/8/2018	4,935	(4)	194,094	-		-
	11,773	23,547	(5)	-	34.50	12/6/2019	13,065	(6)	513,846	-		-
	-	38,410	(7)	-	38.97	12/5/2020	14,100	(8)	554,553	28,200	(9)	1,140,495
Jeffrey B. Sherrick	15,802	-		-	30.92	10/15/2015	-		-	-		-
	4,684	-		-	30.68	12/11/2015	-		-	-		-
	9,050	-		-	40.73	12/10/2016	-		-	-		-
	10,060	-		-	36.22	12/9/2017	1,300	(2)	51,129	-		-
	6,093	3,047	(3)	-	36.87	12/8/2018	2,270	(4)	89,279	-		-
	7,316	14,634	(5)	-	34.50	12/6/2019	8,123	(6)	319,478	-		-
	-	29,270	(7)	-	38.97	12/5/2020	10,750	(8)	422,798	21,490		869,122

(1)	The market value of the unvested shares of restricted stock was calculated using the NYSE closing stock price on December 31, 2013 of $39.33 per share.

(2)	Restricted stock granted on December 9, 2010 under the 2004 Plan vests at the rate of 25% per year, with a remaining vest date of 12/9/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(3)	Stock options granted on December 8, 2011 under the 2004 Plan vest and become exercisable at the rate of 33 1/3% per year, with a remaining vesting date of 12/8/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(4)	Restricted stock granted on December 8, 2011 under the 2004 Plan vests at the rate of 25% per year, with remaining vesting dates of 12/8/2014, and 12/8/2015, or immediately upon death, disability, normal retirement or a “change in control.”

(5)	Stock options granted on December 6, 2012 under the 2004 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting dates of 12/6/2014, and 12/6/2015, or immediately upon death, disability, normal retirement or a “change in control.”

(6)	Restricted stock granted on December 6, 2012 under the 2004 Plan vests at the rate of 25% per year, with remaining vesting dates of 12/6/2014, 12/6/2015, and 12/6/2016, or immediately upon death, disability, normal retirement or a “change in control.”

(7)	Stock options granted on December 5, 2013 under the 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 12/5/2014, 12/5/2015, and 12/5/2016, or immediately upon death, disability, normal retirement or a “change in control.”

(8)	Restricted stock granted on December 5, 2013 under the 2013 Plan vests at the rate of 25% per year, with vesting dates of 12/5/2014, 12/5/2015, 12/5/2016, and 12/5/2017, or immediately upon death, disability, normal retirement or a “change in control.”

(9)	Performance units granted on December 5, 2013 under the 2013 Plan vest at the rate of 33 1/3% per year, with vesting dates of 12/5/2014, 12/5/2015, and 12/5/2016, and total payout determined at the end of the three-year performance period.

(10)	Stock options granted on October 3, 2011 under the 2004 Plan vest and become exercisable at the rate of 33 1/3% per year, with a remaining vest date of 10/3/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(11)	Restricted stock granted on October 3, 2011 under the 2004 Plan vests at the rate of 25% per year, with remaining vesting dates of 10/3/2014 and 10/3/2015, or immediately upon death, disability, normal retirement or a “change in control.”

(12)	The performance units include a market condition based on Relative Total Shareholder Return (TSR) and a performance condition based on the Company’s Present Value Index (PVI). The fair value of the TSR market condition of the performance units is based on a Monte Carlo model and is amortized to compensation expense on a straight-line basis over the vesting period of the award. The fair value of the PVI performance condition of the performance units is based on the closing price of the Company’s common stock at the grant date and amortized to compensation expense on a straight-line basis over the vesting period of the award. Calculated using the valuation detailed above, the grant date fair value per performance unit was determined to be $40.4431.

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and the number of shares of restricted stock that vested during 2013 and the realized value thereon with respect to each NEO:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Steven L. Mueller	—	—	38,065	1,481,778
R. Craig Owen	—	—	5,002	193,754
William J. Way	—	—	30,626	1,127,937
Mark K. Boling	47,454	1,100,861	11,203	435,728
Jeffrey B. Sherrick	—	—	6,292	244,687

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

(2)	Reflects the aggregate dollar value realized upon vesting of restricted stock based upon the closing price of the stock on the vesting date. In the event that the vesting date occurred on a weekend day or holiday, the value realized was determined by the closing price of the stock on the prior business day closing.

Pension Benefits

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Company sponsors the Southwestern Energy Company Pension Plan, or the Pension Plan, the SERP, and the Non-Qualified Plan. The purpose of the Pension Plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The purpose of the SERP and the Non-Qualified Plan (collectively, the “Non-Qualified Plans”) is to provide employees with the pension benefits they would have received if the Pension Plan were not subject to certain IRS limitations. Executives do not earn or accrue above-market or preferential earnings on their accounts.

Benefits under the Pension Plan and the SERP are earned based upon (a) 1.5% of the compensation (as defined in the plans) earned multiplied by the number of years of credit service, frozen as of January 1, 1998, and (b) an additional monthly benefit equal to the amount provided by the cash balance provision of the Pension Plan as discussed in “Health, Welfare and Retirement Benefits.” Employees are required to complete at least 1,000 hours of service per year and are vested in the Pension Plan and SERP after three years. Participants in the SERP will receive credit for three additional years of service upon a change in control.

For purposes of determining benefits under the Pension Plan and the SERP, the employee’s base salary or wages are utilized. No bonus payments or other forms of compensation are factored in when determining benefits. Early retirement is available for employees who attain age 55 and have completed five years of service. However, because the accumulated benefits in the table below can be paid via a lump sum, the practical effect is that any employee who completes three years of service may leave the Company and take the pension benefit in a lump sum.

The following table sets forth the pension benefits for each of the NEOs as of December 31, 2013:

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Steven L. Mueller	Southwestern Energy Company Pension Plan	6	$102,251	—
	Southwestern Energy Company Non-Qualified Plans	6	$166,907	—
R. Craig Owen	Southwestern Energy Company Pension Plan	6	$83,783	—
	Southwestern Energy Company Non-Qualified Plans	6	$18,666	—
William J. Way	Southwestern Energy Company Pension Plan	2	$31,200	—
	Southwestern Energy Company Non-Qualified Plans	2	$44,053	—
Mark K. Boling	Southwestern Energy Company Pension Plan	12	$226,382	—
	Southwestern Energy Company Non-Qualified Plans	12	$89,022	—
Jeffrey B. Sherrick	Southwestern Energy Company Pension Plan	5	$83,783	—
	Southwestern Energy Company Non-Qualified Plans	5	$30,033	—

(1)	The change in the actuarial present value of the NEO’s accumulated benefit from the prior year is included in Column “h” of the “Summary Compensation Table” and calculated using a discount rate of 5.0% and RP-2000 healthy mortality table for males and females projected to 2020 using scale AA.

Non-Qualified Deferred Compensation

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Southwestern Energy Company Non-Qualified Retirement Plan (the “Non-Qualified Plan”) was established to allow eligible employees to defer income and receive a match on the same basis as the 401(k) Plan. Participants in the Non-Qualified Plan may defer all or a portion of their annual salary or annual incentive payments. The Non-Qualified Plan is not considered to be a “funded” plan under IRS rules and as such, the participants are deemed to be general creditors of the Company.

Investment selections are requested by the participants and generally mirror the investment choices and timing of any investment changes as in the 401(k) Plan. No above-market or preferential earnings are paid on any of the balances. Withdrawals may only be made upon the participant’s termination, retirement, death or disability.

The following table sets forth information regarding the contributions, earnings and withdrawals/distributions during 2013 and the balance at year-end 2013 under the Non-Qualified Plan for each of the NEOs:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Latest Fiscal Year ($)	Registrant Contributions in Latest Fiscal Year ($)(1)	Aggregate Earnings in Latest Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Latest Fiscal Year-End ($)
Steven L. Mueller	42,500	26,775	88,933	—	410,574
R. Craig Owen	28,821	6,257	10,378	—	90,339
William J. Way	24,769	16,390	10,530	—	93,351
Mark K. Boling	23,221	9,424	187,560	—	1,172,317
Jeffrey B. Sherrick	11,683	6,049	7,400	—	71,796

(1)	Amount included in Column “i” of the “Summary Compensation Table.”

Estimated Potential Payments

The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change in control, involuntary termination, involuntary termination following a change in control (“Change in Control Termination”), retirement, death and disability of our NEOs, assuming that the triggering events occurred on December 31, 2013. For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), Nonqualified Retirement Plan and 401(k) Plan. For information on the accrued amounts payable under the SERP see “Pension Benefits” and under the Nonqualified Retirement Plan, see the “Nonqualified Deferred Compensation” table. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s separation from Southwestern Energy Company.

Name and Trigger	Severance or Multiple of Salary and ICP Bonus ($)(1)	Current Year ICP Bonus ($)	LTIP Payments ($)(2)	Enhancement Value of Pension Benefits ($)(3)	Value of Health and Welfare Benefits Equivalent Payment ($)	Valuation of Equity Vesting Acceleration Assuming Cash-Out ($)(4)	Value of Fringe Benefits ($)(5)	280G Tax Gross-Up ($)	Total Value ($)
Steven L. Mueller
Change in Control	-	1,603,252	5,761,595	153,000	-	4,156,089	-	-	11,673,936
Change in Control Termination	9,212,938	1,603,252	5,761,595	153,000	35,385	4,156,089	80,151	7,794,547	28,796,957
Involuntary Termation	-	1,603,252	1,554,000	-	-	-	-	-	3,157,252
Normal Retirement, Death or Disability	-	1,603,252	1,554,000	-	-	4,156,089	-	-	7,313,341
R. Craig Owen
Change in Control	-	534,793	1,723,404	71,100	-	1,163,924	-	-	3,493,221
Change in Control Termination	2,271,250	534,793	1,723,404	71,100	40,200	1,163,924	105,765	2,356,385	8,266,821
Involuntary Termation	-	534,793	255,667	-	-	-	-	-	790,460
Normal Retirement, Death or Disability	-	534,793	255,667	-	-	1,163,924	-	-	1,954,384
William J. Way
Change in Control	-	944,185	3,371,308	111,600	-	3,891,008	-	-	8,318,101
Change in Control Termination	5,746,780	944,185	3,371,308	111,600	42,873	3,891,008	120,360	(6)	14,228,114
Involuntary Termation	-	944,185	856,000	-	-	-	-	-	1,800,185
Normal Retirement, Death or Disability	-	944,185	856,000	-	-	3,891,008	-	-	5,691,193
Mark K. Boling
Change in Control	-	652,157	2,118,106	83,700	-	1,503,303	-	-	4,357,266
Change in Control Termination	4,101,533	652,157	2,118,106	83,700	41,031	1,503,303	73,464	2,872,328	11,445,622
Involuntary Termation	-	652,157	467,000	-	-	-	-	-	1,119,157
Normal Retirement, Death or Disability	-	652,157	467,000	-	-	1,503,303	-	-	2,622,460
Jeffrey B. Sherrick
Change in Control	-	415,172	1,408,202	70,200	-	971,398	-	-	2,864,972
Change in Control Termination	1,950,000	415,172	1,408,202	70,200	31,107	971,398	81,825	1,674,213	6,602,117
Involuntary Termation	-	415,172	247,667	-	-	-	-	-	662,839
Normal Retirement, Death or Disability	-	415,172	247,667	-	-	971,398	-	-	1,634,237

(1)	Upon termination following a change in control, each participant would be paid an annualized bonus for any performance period that includes the date of the change in control and severance equal to 2.99 times (2.0 times for Mr. Owen and Mr. Sherrick) the annual base salary and maximum bonus opportunity.

(2)	In the event of a change in control regardless of termination, the unvested portion of previously granted performance units will be accelerated and paid. In the event of involuntary termination, death, disability or retirement, the unvested grants will be paid on a vested or pro rata basis pursuant to the overall level of achievement under the original terms and conditions of the grants at the time that payment is due and required to be made under the Plan. The values for all scenarios in this column are calculated by assuming the target value.

(3)	Amounts show the enhancements, if any, provided for in the SERP for each NEO in connection with the various termination scenarios above the present value of SERP benefit upon retirement.

(4)	In the event of a change in control, change in control termination, normal retirement at age 65, death or disability all unvested outstanding stock options and restricted stock will become fully vested.

Stock options. The values represent the excess of the assumed value of the option shares or the change in control price, as applicable, for which vesting is accelerated over the exercise price for those option shares, using the $39.33 per share Company closing price on December 31, 2013.

Restricted Stock. In the event of a change in control, change in control termination, death, disability, or normal retirement at age 65, the amount shown includes the value of the restricted stock for which vesting would have been accelerated, based on a $39.33 per share Company closing price on December 31, 2013.

(5)	Fringe benefits include for all NEOs three years of financial and estate planning, social club fees, and estimated cost of reimbursement for supplemental medical insurance and annual physicals. The value included is based upon the actual value available to use during 2013.

(6)	Mr. Way’s Severance Agreement does not provide for the payment of a tax gross-up.

As discussed above in “Post-Termination or Change-in-Control Benefits,” the Company has severance agreements in place with the NEOs that provide severance benefits in the event of a change-in-control. The table above is based upon a change-in-control and the employee is terminated without “cause” or voluntarily leaves for “good reason” (a “double trigger”) as of the last day of 2013. The lump sum cash severance payment is calculated based on the product of 2.99 (or in the case of our CFO and EVP-Corporate Development, 2.0) and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity under the incentive compensation program. The health and welfare benefits, additional retirement benefits and perquisites are assumed to continue for three years as provided in the severance agreement and are calculated using 2013 amounts. The calculation of the fair market value of accelerated equity compensation utilizes the Company’s stock price as December 31, 2013 for stock options and restricted stock and includes the unpaid performance units at their target level. The tax gross-up amount is an estimate of what would be reimbursed to the NEO (with the exception of Mr. Way) for the so-called “parachute” tax of Section 280G of the Internal Revenue Code. The provisions of Section 280G of the Internal Revenue Code are complex and the resulting tax is heavily fact-dependent. Proper tax planning may be available to reduce or eliminate the amounts owed in the event of a “change in control.”

Report of the Compensation Committee

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with Management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

February 24, 2014

Members of the Compensation Committee

VELLO A. KUUSKRAA, CHAIRMAN

ELLIOTT PEW

ALAN H. STEVENS

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our NEOs disclosed in this proxy statement in accordance with SEC rules. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards and performance-based cash incentives, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The CD&A, beginning on page 27 of this proxy statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2013 in more detail. Highlights of the program include the following:

•	It is the Company’s policy that salary constitute no more than 30% of each executive’s compensation package and the remainder be at risk and contingent upon company and individual performance.

•	Our compensation programs include features which we believe mitigate risk without diminishing incentives by: (i) establishing a maximum payout that limits the amount that can be paid in annual bonuses or long-term incentives; (ii) including a mix of cash and equity incentives; (iii) balancing the mix of annual and longer term incentive opportunities; and (iv) requiring significant stock ownership for our senior executives.

•	The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation.

•	None of the NEOs has an employment agreement or severance arrangement other than in the context of a change in control.

•	Our compensation programs do not permit re-pricing of stock options without shareholder approval, do not permit pledging or hedging of Company securities after March 2013, and require recoupment of incentives in certain circumstances to encourage responsible and sustainable decision making.

•	Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance to continue serving as a member of the executive team.

The Company believes the compensation program for the NEOs is instrumental in helping the Company achieve its strong operational and financial performance over the long-term. In 2013, the Company reached major milestones in production and enjoyed continued expansion beyond the Fayetteville Shale. In 2013 the Company increased natural gas production by 16% to approximately 656.8 Bcfe, and increased total proved reserves to the highest level in the Company’s history, growing 74% to approximately 7.0 Tcfe.

Consistent with our pay-for-performance philosophy, decisions by the Compensation Committee appropriately reflected our performance, with NEOs earning annual cash bonuses and performance unit payouts above the established targets.

Recommendation of the Board

Our Board has determined to hold an annual advisory vote on the compensation of our NEOs. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Southwestern Energy Company, or Southwestern, approve, on an advisory basis, the compensation of Southwestern’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion of this Proxy Statement.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Unless the Board modifies its determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at our 2015 annual meeting of stockholders.

The Board believes that the compensation of our Named Executive Officers is appropriate and recommends a vote “FOR” the approval of the compensation provided them in 2013.

Vote Required

Proposal No. 3 is considered approved if it receives the affirmative vote of a majority of the votes properly cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Please note that Proposal 3 is not considered a “routine” matter, and therefore, if a brokerage firm holds your shares, it will not have discretionary authority to vote your shares. To vote your shares on this Proposal you must provide instructions to your broker using one of the methods described in this Proxy Statement.

DIRECTOR COMPENSATION

During 2013, the Board of Directors held eight meetings, two of which were telephonic; the Audit Committee held four meetings; the Compensation Committee held five meetings, one of which was telephonic; the Retirement Committee held two meetings; the Nominating and Governance Committee held two meetings; and the ad hoc Technical Committee held three meetings. The following table shows the compensation of our non-employee directors in 2013. Mr. Mueller, our President and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his services as a director. The compensation for Mr.  Mueller in his capacity as a named executive officer is reflected in the Summary Compensation Table above.

Fees Earned or Paid in Cash to Outside Directors in 2013

Name	Annual Retainer ($)	Chairman Fee ($)	Presiding Director Fee ($)	Audit Committee ($)		Compensation Committee ($)		Nominating and Governance Committee ($)		Retirement Committee ($)	Ad Hoc Technical Committee ($)	SWN Board Meetings ($)	Total ($)
Lewis E. Epley, Jr. (1)	17,834	-	-	-		-		2,000		4,000	-	7,000	30,834
John D. Gass	50,000			6,000				2,000			-	13,000	71,000
Robert L. Howard (1)	17,834	-	-	4,000		4,500		2,000		-	-	7,000	35,334
Catherine A. Kehr	50,000	-	-	8,000		-		11,500	(2)	4,000	-	13,000	86,500
Greg D. Kerley	50,000	-	-	-		-		-		4,000	-	12,500	66,500
Harold M. Korell	50,000	75,000	-	-		-		-		-	2,000	13,000	140,000
Vello A. Kuuskraa	50,000	-	17,500	8,000		23,500	(3)	-		-	6,000	13,000	118,000
Kenneth R. Mourton	50,000	-	-	23,000	(4)	-		4,000		4,000	-	13,000	94,000
Elliott Pew	50,000	-	-	-		6,500		-		-	6,000	13,000	75,500
Charles E. Scharlau (1)	17,834	-	-	-		-		-		4,000	-	7,000	28,834
Alan H. Stevens	50,000	-	-	-		8,500		2,000		-	6,000	13,000	79,500

(1)	Messrs. Epley, Howard and Scharlau retired from the Board on May 21, 2013. Their annual retainers were prorated based on days serving as directors.

(2)	Includes $7,500 annual retainer fee paid to Ms. Kehr as Chairman of the Nominating and Governance Committee.

(3)	Includes $15,000 annual retainer fee paid to Mr. Kuuskraa as Chairman of the Compensation Committee.

(4)	Includes $15,000 annual retainer fee paid to Mr. Mourton as Chairman of the Audit Committee.

Directors received total compensation as indicated in the table below for fiscal year 2013, including long-term incentive compensation in the form of restricted stock and stock options:

Total Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)(4)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Lewis E. Epley, Jr.	30,834	-	-	-	-	17,961	48,795
John D. Gass	71,000	133,940	61,424	-	-	17,961	284,325
Robert L. Howard	35,334	-	-	-	-	-	35,334
Catherine A. Kehr	86,500	133,940	61,424	-	-	10,972	292,836
Greg D. Kerley	66,500	133,940	61,424	-	-	3,549	265,413
Harold M. Korell	140,000	133,940	61,424	-	-	7,961	343,325
Vello A. Kuuskraa	118,000	133,940	61,424	-	-	-	313,364
Kenneth R. Mourton	94,000	133,940	61,424	-	-	13,549	302,913
Elliott Pew	75,500	133,940	61,424	-	-	-	270,864
Charles E. Scharlau	28,834	-	-	-	-	3,549	32,383
Alan H. Stevens	79,500	133,940	61,424	-	-	10,461	285,325

(1)	Included in this column are an annual retainer fee, chairman fee, lead director fee, committee chairman fees, committee meeting fees, and regular Board meeting fees. Additional details regarding these payments can be found in the table above entitled “Fees Earned or Paid in Cash to Outside Directors in 2013.”

(2)	The dollar amounts stated for the restricted stock and options reflect the value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2013.

(3)	The amounts indicated in this column include director and spouse travel expenses in 2013 by all outside directors and health insurance provided by the Company for Messrs. Epley, Gass, Kerley, Korell, Mourton, Scharlau, and Stevens, and Mrs. Kehr. Also included in “All Other Compensation” are the amounts paid under the Company’s charitable gift matching program. The charitable gift match for Messrs. Epley, Gass, and Mourton total $10,000 each, and the charitable gift match for Mr. Stevens totals $2,500.

(4)	The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2013 for each director is set out in the table below:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Shares or Units of Stock that Have Not Vested (#)
Lewis E. Epley, Jr.	23,100	-	-
John D. Gass	1,623	7,929	5,237
Robert L. Howard	29,100	-	-
Catherine A. Kehr	5,789	10,013	6,792
Greg D. Kerley	94,756	17,686	16,087
Harold M. Korell	182,190	9,413	6,930
Vello A. Kuuskraa	24,369	9,413	6,930
Kenneth R. Mourton	13,099	9,413	6,930
Elliott Pew	2,623	9,929	6,362
Charles E. Scharlau	23,100	-	-
Alan H. Stevens	10,489	9,413	7,105

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) paid to each outside director in 2013 was based upon total compensation received by outside directors in the 2013 Peer Group as determined by the independent compensation consultants and was at the median, which we refer to as Baseline Compensation. The amount of the long-term incentive compensation payable each year is equal to the difference between (i) Baseline Compensation and (ii) the total cash payable to outside directors for such year. The value of the total long-term incentive compensation payable in 2013 was allocated 25% to stock option awards and 75% to restricted stock awards, with the number of stock options and shares of restricted stock awarded being determined by reference to the market value of the Company’s stock.

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) targeted for each outside director in 2013 is based upon the total compensation received by outside directors in 2013. Each director serving as of December 5, 2013 was granted 3,437 shares of restricted stock and nonqualified stock options to purchase 4,682 shares of the Company’s common stock at an exercise price of $38.97 per share.

The restricted stock awarded to the directors will vest at the rate of 25% on the anniversary of the grant date over a period of four years, except in the cases of Messrs. Korell, Kuuskraa, and Stevens, whose shares are subject to immediate full vesting if they should elect to retire from the Board of Directors since they meet the age and three-year service requirement. All of the restricted stock grants will immediately fully vest upon a “change in control” or the death or disability of a director. The stock options awarded to the directors will vest at the rate of 33 1/3% on the anniversary of the grant date over a period of three years, except in the cases of Messrs. Korell, Kuuskraa and Stevens, whose options are subject to immediate full vesting if they should elect to retire from the Board of Directors. All of the stock option grants will immediately fully vest upon a “change in control” or the death or disability of a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2013 are named above under the caption “Compensation Committee Report,” each of whom is a non-employee director. During 2013, there was no interlocking relationship between the Board or the Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of 90 shares of the Company’s common stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal and the supporting documents are set forth below. Southwestern Energy is not responsible for the proposal or for the accuracy of the proponent’s supporting statement. Your Board recommends that you vote “AGAINST” this proposal.

Stockholder Proposal:

4 – Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable corporate governance and environmental performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated Southwestern Energy F for accounting. Southwestern Energy’s quarterly results were negatively impacted by an $849 million non-cash ceiling test impairment (February 20, 2013). GMI said there were forensic accounting ratios related to asset-liability valuation that had extreme values either relative to industry peers or to our company’s own history.

In regard to executive pay GMI said unvested equity pay would not lapse upon CEO termination. Southwestern did not disclose specific performance objectives for our CEO. SWN can give long-term incentive pay to our CEO for below-median performance. Our CEO’s annual incentive pay did not rise or fall in line with annual performance. There was also an excessive CEO pension compared to peers.

GMI said Southwestern had been flagged for its failure to establish specific environmental impact reduction targets, a critical practice for any company operating in a high environmental impact industry that is committed to its own long-term sustainability. Our company has been flagged for its failure to utilize an environmental management system or to seek ISO 14001 certification for some or all of its operations.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Special Shareowners Meetings – Proposal 4

The Board’s Statement in Opposition to Proposal No. 4:

Your Board has carefully considered this proposal and believes that its adoption would not be in the best interests of the Company or its stockholders. Accordingly, your Board unanimously recommends that stockholders vote “AGAINST” this proposal for the following reasons.

In 2011, at the recommendation of the Board, the Company’s stockholders voted to allow stockholders holding at least 20% of the Company’s outstanding shares (on a net-long basis) to call a special meeting. The 20% threshold strikes an appropriate balance by enhancing stockholder rights while not providing a mechanism for individual stockholders to pursue their own special interests that are not in the best interests of the Company and its stockholders as a whole. The 20% threshold is also consistent with the principle that special meetings should be limited to extraordinary matters or significant strategic concerns that require attention prior to the next annual meeting. This was the position of the Board in 2011, which was endorsed by the Company’s stockholders when the proposal was passed by an overwhelming majority of stockholders at the 2011 annual meeting.

The current proposal, which would permit stockholders holding as little as 15% of the Company’s outstanding shares to call a special meeting for any reason and at any time, creates the risk of special meetings being called by a small group of stockholders focused on narrow or short-term interests, rather than the long-term best interests of the Company and all of its stockholders. Special meetings are very costly and time-consuming and should not be undertaken for ordinary matters. Moreover, it does not take into account possible “short” positions, which reduce the real interest of the stockholder. Rather, these special meetings should be reserved for situations in which a significant percentage of the stockholders (on a net-long basis) believe the matter is so important that it must be addressed immediately and cannot wait until the next annual meeting.

The Board believes that the proposal should be evaluated in the context of the Company’s overall stockholder-friendly corporate governance profile. The Company’s existing governance policies provide stockholders with access to the Board and offer ample opportunity for stockholders to express their views to management. For example, the Company:

—	utilizes a majority voting standard for the election of directors;

—	does not have any supermajority voting provisions in its governing documents;

—	allows stockholders to take action by written consent signed by the required majority; and

—	gives stockholders holding 20% of shares (on a net-long basis) the right to call a special meeting.

The Board notes that the proponent’s statement includes a number of inaccurate criticisms that have nothing to do with the appropriate percentage of stockholders needed to call a special meeting. The proponent attributes certain of these statements to GMI Ratings, a private organization that does not make its methodologies or reports on individual companies available publicly and prohibits reproduction, in whole or in part, of their information without consent. The Board takes issue with much of the information contained in the proponent’s statement and would advise stockholders to seek such information from sources that disclose the factual basis for their assertions and conclusions.

For the above reasons, the Board does not believe that it is in the best interests of the Company or its stockholders to adopt this proposal.

Recommendation of the Board

The Board unanimously recommends that stockholders vote “AGAINST” this proposal.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL FOR METHANE EMISSIONS

Arjuna Capital and Baldwin Brothers Inc., located at 204 Spring Street, MA, 02738, on behalf of Ellen Stone, have notified us that they intend to present a proposal at the Annual Meeting. Ms. Stone is the beneficial owner of the Company’s common stock having a market value in excess of $2,000. The proposal is set forth below. Southwestern Energy is not responsible for the proposal or for the accuracy of the proponent’s supporting statement. Your Board recommends that you vote “AGAINST” this proposal.

Stockholder Proposal:

WHEREAS: Methane’s impact on global temperature is 86x that of CO2 over a 20-year period, emissions contribute significantly to climate change. Methane represents over 25% of 20-year CO2 equivalent emissions in the EPA Greenhouse Gas Inventory.

Studies from the National Oceanic and Atmospheric Administration (NOAA), Harvard University, the University of Colorado and the University of Texas estimate highly varied methane leakage rates as a percentage of production, creating uncertainty and garnering attention from Forbes and The New York Times, where methane leakage was referred to as “the Achilles’ heel of hydraulic fracturing” and it was reported “Emissions of Methane in US Exceed Estimates.”

A November 2013 study, “Anthropogenic Emissions of Methane in the United States,” finds EPA prescribed methodologies “underestimate methane emissions nationally by a factor of ~ 1.5.” The EPA’s auditor refers to current emissions estimates as being of “questionable quality.”

The IEA highlights the risk of failing to implement best practice methane management in “Golden Rules for a Golden Age of Gas,” recommending actions “necessary to realize the economic and energy security benefits [of gas development] while meeting public concerns.” Recommended actions are to “eliminate venting, minimize flaring,” and “consider setting targets on emissions as part of their overall strategic policies to win public confidence.”

Reducing methane emissions in upstream oil and gas production is one of four policies proposed by the International Energy Agency (IEA) that “could stop the growth in global energy-related emissions by the end of this decade at no net economic cost.” The policies “rely only on existing technologies” and “would not harm economic growth.”

A failure by companies to proactively reduce methane emissions may invite more rigorous regulations.

We believe Southwestern’s social license to operate is a risk and the Company has a responsibility to implement a comprehensive management program. We recognize some operations may incorporate best practice management; however, the risk of leaks at high growth or select geographies can negate best practices elsewhere.

Methane leakage has a direct economic impact on Southwestern Energy, as lost gas is not available for sale. The National Resource Defense Council estimates control processes could generate $2 billion in annual revenues for the industry and reduce methane pollution eighty percent.

A strong program of measurement, mitigation, target setting and disclosure would indicate a reduction in regulatory and legal risk, as well as efficient operations maximizing gas for sale and shareholder value.

RESOLVED: Shareholders request that Southwestern issue a report (by October 2014, at reasonable costs, omitting proprietary information) for investors and that reviews the Company’s policies, actions, and plans to measure, mitigate, disclose, and set quantitative reducing targets for methane emissions resulting from all operations under the Company’s financial or operational control.

SUPPORTING STATEMENT:  We believe a report adequate for investors to assess strategy would include the leakage rate as a percentage of production, best practices, worst performing assets, environmental impact, quantitative reduction targets and methods to track progress over time. Best practice strategy would utilize real-time measurement and monitoring technologies.

The Board’s Statement in Opposition to Proposal No. 5:

Your Board has carefully considered this proposal and believes that its adoption would not be in the best interests of the Company or its stockholders. Accordingly, the Board unanimously recommends that stockholders vote “AGAINST” this proposal for the following reasons.

The proposal is not necessary because Southwestern Energy is a leader in the field with regard to our commitment to reducing methane emissions. The Company already has participated in an extensive study of its methane emissions and has committed itself to continually reducing its methane emissions.

2013 Study of Methane Emissions

As part of our commitment to driving innovation and advancing methods to reduce methane emissions from our operations, the Company participated in a methane emissions air study conducted by a team of researchers from the University of Texas and environmental consulting and testing firms URS and Aerodyne Research. The Environmental Defense Fund is a participant in the air study, along with the Company. The results of this study were published in 2013.

As a result of information obtained from this study, the Company is taking a number of steps to pursue additional opportunities to minimize methane emissions. We are:

—	Developing a comprehensive leak detection and repair program to minimize fugitive leaks of methane;

—	Participating in additional studies to gather data on pneumatic controllers and liquid unloading events to increase the data set and improve knowledge;

—	Participating in a research and development project to identify and develop cost effective methane emission monitoring devices;

—	Working with other energy industry partners to develop a methane leadership initiative with a primary goal of reducing methane emission from the entire natural gas value chain;

—	Installing flash tank separators on glycol dehydrators;

—	Using automated compressors to reduce venting;

—	Installing no bleed pneumatic controls;

—	Installing air/fuel ratio controllers; and

—	Installing electric or solar powered pumps.

Nationally Recognized for Outstanding Performance in Reduction of Methane Emissions

The Company also is an active participant in the Environmental Protection Agency (EPA) Natural Gas STAR program, a voluntary program which encourages companies to recover or reduce methane emissions. In recognition of the Company’s outstanding performance in reducing methane emissions, the Company was named National Gas STAR Production Partner of the Year in 2012.

Since beginning its participation in the EPA Natural Gas STAR program, the Company has reported total methane emission reductions of over 37.022 Bcf from the period of 2006 to 2012. In 2009, we reported reduced methane emissions by 2.621 Bcf. We increased our reported methane emission reductions almost three-fold to 7.708 Bcf in 2010. Our total reduction in methane emissions for 2010 is approximately equivalent to off-setting the CO2 emissions from the electricity consumption of 378,346 homes for one year or the annual greenhouse gas emissions for 1 million cars. For 2011 and 2012, we continued to reduce methane emissions by 10.318 Bcf and 11.689 Bcf, respectively.

As evidenced by these initiatives, the Board and management take seriously our level of methane and other airborne emissions, along with other impacts our operations can have on the environment. We are committed to running our business in a socially responsible manner that balances the consideration of environmental issues with creating long-term profitability for the Company and our stockholders.

In light of the attention and effort the Company already dedicates to these matters and the broad disclosure we currently make available, the Board does not believe that preparing a separate report is a prudent use of the Company’s funds or employee time. For these reasons, the Board recommends against adoption of this proposal.

Recommendation of the Board

The Board unanimously recommends that stockholders vote “AGAINST” Proposal No. 5.

PROPOSALS FOR 2015 ANNUAL MEETING

Stockholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2015 Annual Meeting must be received by the Company at its principal offices not later than December 8, 2014. Any stockholder submitting a proposal intended to be brought before the 2015 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive offices not less than 50, nor more than 75, days prior to the called meeting date. If less than 45 days’ notice of the Annual Meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the Annual Meeting date was mailed. The Company’s bylaws require that notices of stockholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant by-law provisions may be obtained by contacting the Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway E., Suite 125, Houston, Texas 77032 (281) 618-4700.

CONFIDENTIAL VOTING

The Company has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of the Company, entitled to vote at any annual or special meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or stockholders of the Company except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over the Company, and to assert or defend claims for or against the Company, (iii) in connection with a contested proxy solicitation; (iv) in the event a stockholder has made a written comment on a proxy card or ballot, or (v) if a stockholder expressly requests disclosure of his or her vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to the Company the aggregate number of shares voted with respect to any matter and whether (but not how) a stockholder has voted and shall report to the Company any written comments on any Voting Records, including the names and addresses of the stockholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between the Company and its stockholders, including the disclosure by stockholders of the nature of their votes.

OTHER BUSINESS

Although the Notice of Annual Meeting of Stockholders calls for transaction of such other business as may properly come before the meeting, the Company’s management has no knowledge of any matters to be presented for action by stockholders at the meeting other than as set forth in this Proxy Statement. The Company’s bylaws set forth the requirements for stockholders to propose to bring matters before the meeting. A stockholder must timely submit a notice containing certain information about any proposal and the proposing stockholder. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 nor more than 75 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be so received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A copy of the relevant by-law provisions may be obtained by contacting the Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway E., Suite 125, Houston, Texas 77032, (281) 618-4700.

Any stockholder who has not received a copy of the Company’s Annual Report and Form 10-K may obtain a copy free of charge by contacting the Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway E., Suite 125, Houston, Texas 77032.

By Order of the Board of Directors JOHN C. ALE Secretary

Dated: April 7, 2014

Exhibit A

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Statement of Principles

The Audit Committee of the Board of Directors, or the Audit Committee, is responsible for the appointment, compensation and oversight of the work of independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Securities and Exchange Commission, or the SEC, has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy, or this Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. As set forth in this Policy, unless a type of service has received the pre-approval of the Audit Committee as set forth in the appendices to this Policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor.

In making its pre-approval determinations, the Audit Committee will consider whether the applicable services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may add or subtract to the list of pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.	Delegation

As provided in the SEC’s rules, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.	Audit Services

Although the fee levels for the annual Audit services engagement are included as items 1 and 2 on Appendix A to this Policy, the actual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee as set forth in an engagement letter executed by the chairman of the Audit Committee and the independent auditor. Audit services shall include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements and on the Company’s internal controls over financial reporting, and may include subsidiary audits and equity investment audits. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the Audit services identified as items 3, 4, 5 and 6 on Appendix A. All other Audit services not listed on Appendix A must be separately pre-approved by the Audit Committee.

IV.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

The Audit Committee has pre-approved the Audit-related services on Appendix B. All other Audit-related services not listed on Appendix B must be separately pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Therefore, the Audit Committee believes it may grant pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Accounting Officer and/or the Controller or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services on Appendix C. All Tax services involving large and complex transactions not listed on Appendix C must be separately pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.	All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Audit Committee has not yet pre-approved any services in the “All Other” category. At such time (if ever) that the Audit Committee elects to pre-approve any such services by the independent auditor, the same shall be described on Appendix D. Permissible All Other services not listed on Appendix D must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts by more than ten percent (10%) will require specific pre-approval by the Audit Committee. The pre-approved fee levels set forth in the Appendices to this Policy do not include out-of-pocket expenses incurred by the independent auditor.

The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII.	Procedures

All requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s Controller and must include a detailed description of the services to be rendered. The Controller will determine whether such services are included within the list of services that have received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Accounting Officer and/or the Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated the internal auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The internal auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the internal auditor and management will immediately report to the chairman of the Audit Committee any breach of this Policy that comes to the attention of the internal auditor or any member of management.

The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services.

IX.	Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Public Company Accounting Oversight Board Rule 3526, and discussing with the independent auditor its methods and procedures for ensuring independence.

APPENDIX A

Pre-Approved Audit Services for the Audit of December 31, 2013

Financial Statements and Other Audit Services for Fiscal Year 2014

Dated: October 29, 2013

Service	Fees
1. Audit of the Company’s consolidated financial statements and report on internal controls for the year ended December 31, 2013	$1,303,000
2. Interim reviews of the Company’s quarterly financial statements for each of the three quarters ended March 31, 2014, June 30, 2014 and September 30, 2014	$125,000
3. Statutory audits or financial audits for subsidiaries, affiliates or business units of the Company	$20,000
4. Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$100,000
5. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)	$187,000
6. Audit of financial statements of Southwestern Midstream Services Company and/or any of its subsidiaries for the year ended December 31, 2013	$100,000

APPENDIX B

Pre-Approved Audit-Related Services for the Audit of December 31, 2013

Financial Statements and Other Audit-Related Services for Fiscal Year 2014

Date: October 29, 2013

Service	Fees
1. Due diligence services pertaining to potential business acquisitions/dispositions including review of financial statements, financial data and records, and discussions with acquiree/acquiror finance and accounting personnel	$20,000
2. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)	$187,000
3. Subsidiary or equity investee audits not required by statute or regulation that are incremental to the audit of the consolidated financial statements	$20,000
4. Closing balance sheet audits pertaining to acquisitions or dispositions	$20,000
5. Reviews of security and control aspects of financial system design, configuration and implementation	$50,000

APPENDIX C

Pre-Approved Tax Services for Tax Returns for Year Ended December 31, 2013

and Other Tax Services for Fiscal Year 2014

Dated: October 29, 2013

Service	Fees
1. Federal, state and local tax planning, advice on mergers, acquisitions and restructurings, and assistance responding to requests from the company’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting	$150,000
2. Review of federal, state and local income, franchise, and other tax returns, including consultations regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the company	$25,000

APPENDIX D

Pre-Approved All Other Services for Fiscal Year 2014

Dated: October 29, 2013

Service	Fees
None Pre-Approved	N/A

EXHIBIT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contributions-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

Southwestern Energy Company

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John D. Gass	☐	☐	☐	02 - Catherine A. Kehr	☐	☐	☐	03 - Greg D. Kerley	☐	☐	☐
04 - Vello A. Kuuskraa	☐	☐	☐	05 - Kenneth R. Mourton	☐	☐	☐	06 - Steven L. Mueller	☐	☐	☐
07 - Elliott Pew	☐	☐	☐	08 - Alan H. Stevens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify independent registered public accounting firm for 2014.	☐	☐	☐	3.	Advisory vote to approve our executive compensation.	☐	☐	☐

4.	Proposal from stockholder regarding special meetings.	☐	☐	☐	5.	Proposal from stockholder regarding methane emissions report.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Southwestern Energy Company

2350 N. SAM HOUSTON PARKWAY E., SUITE 125

HOUSTON, TEXAS 77032

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kenneth R. Mourton and Vello A. Kuuskraa as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 28, 2014, at the Annual Meeting of Stockholders to be held on May 20, 2014, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directly herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

Southwestern Energy Company

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Local Time, on May 19, 2014.

Vote by Internet • Go to www.envisionreports.com/swn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John D. Gass	☐	☐	☐	02 - Catherine A. Kehr	☐	☐	☐	03 - Greg D. Kerley	☐	☐	☐
04 - Vello A. Kuuskraa	☐	☐	☐	05 - Kenneth R. Mourton	☐	☐	☐	06 - Steven L. Mueller	☐	☐	☐
07 - Elliott Pew	☐	☐	☐	08 - Alan H. Stevens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify independent registered public accounting firm for 2014.	☐	☐	☐	3.	Advisory vote to approve our executive compensation.	☐	☐	☐

4.	Proposal from stockholder regarding special meetings.	☐	☐	☐	5.	Proposal from stockholder regarding methane emissions report.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Stockholder,

Stockholders of Southwestern Energy Company can take advantage of several services available through our transfer agent Computershare Trust Company N.A. These services include:

DirectService Investment Program

Stockholders may purchase or sell Southwestern Energy Company stock directly through the Program rather than dealing with a broker. Automatic investment allows you to purchase additional shares on a regular basis by authorizing Computershare to electronically debit your checking or savings account each month. Stockholders can deposit certificates to be held on account for safekeeping, request a certificate for shares held on account or transfer shares to others.

Vote-by-Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast via Internet up until 11:59 p.m. on the day before the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Through Account Access you will have the ability to view your holdings, request address changes, certify tax identification numbers, and buy or sell shares.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA:	(800) 446-2617
P.O. Box 43069	Telephone Outside the USA:	(781) 575-2723
Providence, RI 02940-3069	TTD/TYY for Hearing Impaired	(800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Southwestern Energy Company	+

2350 N. SAM HOUSTON PARKWAY E., SUITE 125

HOUSTON, TEXAS 77032

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kenneth R. Mourton and Vello A. Kuuskraa as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 28, 2014, at the Annual Meeting of Stockholders to be held on May 20, 2014, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directly herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+